   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 1999.

                                              REGISTRATION STATEMENT NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               TASTY FRIES, INC.
                 (Name of Small Business Issuer in its Charter)
                         ------------------------------

                 NEVADA                                     2000                                   65-0259052
        (State of Incorporation)                (Primary Standard Industrial                     (IRS Employer
                                                Classification Code Number)                   Identification No.)

                            ------------------------

                         650 SENTRY PARKWAY, SUITE ONE
                         BLUE BELL, PENNSYLVANIA 19422
                                 (610) 941-2109
          (Address and telephone number of principal executive offices and principal place of business)
                         ------------------------------

             EDWARD C. KELLY, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               TASTY FRIES, INC.
                         650 SENTRY PARKWAY, SUITE ONE
                         BLUE BELL, PENNSYLVANIA 19422
                                 (610) 941-2109
           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

                             MICHAEL BECKMAN, ESQ.
                        BECKMAN, MILLMAN & SANDERS, LLP
                                116 JOHN STREET
                            NEW YORK, NEW YORK 10038
                                 (212) 406-4700
                              (212) 406-3750 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Act of 1933, as amended (the "Act"), check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Act, check the following box and list the Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED           PROPOSED MAX.
          TITLE OF EACH CLASS                                   MAXIMUM OFFERING         AGGREGATE            AMOUNT OF
             OF SECURITIES                   AMOUNT TO BE           PRICE PER            OFFERING           REGISTRATION
            TO BE REGISTERED                 REGISTERED(1)          SECURITY             PRICE(1)                FEE
Common Stock
  $.001 par value.......................      $6,500,000              $.35              $2,275,000              $601
Total...................................                                                                        $601

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 13, 1999

PROSPECTUS

                               TASTY FRIES, INC.

    This is an offering of 4,200,000 shares of Common Stock of Tasty Fries, Inc. (the "Company"). The shares are being sold by the Company directly and through brokers, but not through an underwriter. Proceeds received from the sale of these shares will be used by the Company to test market 25 of the Company's potato fry machines in the market place; make a payment due a former joint venture partner, and the balance for working capital. We will use the money received from selling the shares as we receive it-there is no minimum which must be sold before we can use the proceeds.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5.

                                                              PER SHARE     TOTAL
                                                              ---------   ----------
Public Offering Price.......................................    $.35       4,200,000

Commission..................................................    $         $

Proceeds to Tasty Fries, Inc. (before expenses).............    $         $

    There is currently a public trading market for the Shares on the OTC Bulletin Board. See "RISK FACTORS", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION--PLAN OF OPERATION" and "PLAN OF
DISTRIBUTION." On            , 2000, the reported closing bid price of the
Common Stock was $      . See "RISK FACTORS."

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREFORE BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8 (A) MAY DETERMINE.

                            ------------------------

                The date of this Prospectus is

                               TASTY FRIES, INC.
                             CROSS REFERENCE SHEET

      FORM SB-2 ITEM NUMBER AND CAPTION           CAPTION IN PROSPECTUS
      ---------------------------------           ---------------------
1.    Front of Registration Statement and         Facing Page of Registration Statement;
      Outside Front Cover Page of Prospectus      Outside Front Cover Page

2.    Inside Front and Outside Back Cover Pages   Inside Front and Outside Back Cover Pages
      of Prospectus

3.    Summary Information and Risk Factors        Prospectus Summary; Risk Factors; The
                                                  Company

4.    Use of Proceeds                             Prospectus Summary; Use of Proceeds

5.    Determination of Offering Price Price       Outside Front Cover Page; Use of Proceeds

6.    Dilution                                    Dilution

7.    Selling Stockholders                        Selling Securityholders and Plan of
                                                  Distribution

8.    Plan of Distribution                        Outside Front Cover Page; Risk Factors;
                                                  Plan of Distribution; Concurrent Offering

9.    Legal Proceedings                           Business--Litigation

10.   Directors, Executive Officers, Promoters    Management
      and Control Persons

11.   Security Ownership Of Certain Beneficial    Principal Securityholders
      Owners and Management

12.   Description of Securities                   Prospectus Summary; Risk Factors;
                                                  Description of Securities

13.   Interests of Named Experts and Counsel      Legal Matters; Experts

14.   Disclosure of Commission Position on        Indemnification of Directors and Officers
      Indemnification for Securities Act
      Liabilities

15.   Organization Within Last Five Years         Not Applicable

16.   Description of Business                     Prospectus Summary; Business

17.   Management's Discussion and Analysis or     Management's Discussion and Analysis of
      Plan of Operation(s)                        Financial Condition and Results of
                                                  Operation--Plan of Operation

18.   Description of Property                     Business--Property

19.   Certain Relationships and Related           Certain Transactions
      Transactions

20.   Market for Common Equity and Related        Outside Front Cover Page; Risk Factors;
      Stockholder Matters                         Market for Common Equity; Dividend Policy;
                                                  Description of Securities -Shares Eligible
                                                  for Future Sale

21.   Executive Compensation                      Executive Compensation

22.   Financial Statements                        Financial Statements

23.   Changes In and Disagreements With           None
      Accountants on Accounting

                               PROSPECTUS SUMMARY

    Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the financial statements and the notes thereto, before deciding to invest in our common stock.

                                  THE COMPANY

    The Company has developed a patented French fries vending machine (the "Machine"). The Company intends to manufacture and market the machine in both domestic and international markets through a combination of exclusive, territorial distributorships and traditional sales to established companies in the vending industry. The Company may also own and operate machines itself. The machines are expected to be located in high-traffic locations that have historically been successful for vending operators, such as universities, airports, bus and train stations, high schools, military bases, industrial locations and recreational venues.

    The Company has also developed a related proprietary potato product for the production of French fries in the Machine (the "Potato Product"). Although the Company has developed its own potato product, the Company presently intends to purchase a comparable potato product for use in the machine from a third party. This strategic determination is driven by the high costs associated with establishing a production line to produce its own, proprietary Potato Product. At such time as the economics of the business and the success of the machine warrant the capital investment of a production line, the Company may manufacture its own, proprietary Potato Product or license the product to a contract manufacturer.

    The Company's basic business strategy is to market the machines and the ancillary products that are required to prepare each serving of French fries. These ancillary products include the potato product, vegetable cooking oil and serving cups (with salt and ketchup packets attached). The Company's long-term profitability and success will be driven primarily by the revenue and accompanying profit to the Company associated with each and every vended portion sold from its installed base of Machines.

    The Company has subsequently federally registered its name and logo, "Tasty Fries", as a federal trademark on the Supplemental Register and has been marketing the Machine and its products under that name.

    The Company is a Nevada corporation with its principal executive offices at 650 Sentry Parkway, Suite One, Blue Bell, Pennsylvania 19422. Its telephone number is (610) 941-2109.

                               SECURITIES OFFERED

Common Stock offered by us...................  4,200,000 shares

Common Stock to be outstanding after this
  offering...................................

Use of Proceeds..............................  Test market 25 of the Company's machines;
                                               payment of monies due to California Food and
                                               Vending, Inc.; and the balance for working
                                               capital.

OTC Bulletin Board Symbol....................  "TFRY"

                        SUMMARY SELECTED FINANCIAL DATA

    The following table sets forth summary financial and operating data for the Company. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                    SIX MONTHS                             YEARS ENDED
                                                     JULY 31,                              JANUARY 31,
                                             ------------------------   -------------------------------------------------
                                                1998          1999         1996         1997         1998         1999
                                             -----------   ----------   ----------   ----------   ----------   ----------
                                                   (UNAUDITED)                       (AUDITED)
INCOME STATEMENT DATA:

Revenues...................................          -0-          -0-          -0-          -0-          -0-          -0-
Loss before interest Expense...............  $(1,148,459)  (2,648,636)  (1,358,030)  (2,164,418)  (4,350,376)  (2,120,821)
Interest expense...........................  $    45,139        8,952       26,458        7,842      459,104       51,756
Net loss...................................  $(1,193,598)  (2,657,588)  (1,384,488)  (2,172,260)  (4,798,588)  (2,172,577)
Net loss per share.........................  $      (.11)        (.14)        (.03)        (,52)        (.78)        (.17)
Net loss per share after reverse stock
  split....................................           --           --         (.60)          --           --           --

BALANCE SHEET DATA:

Total assets...............................  $    47,513      494,851      151,788      203,822      715,876      539,315
Working capital (deficit)..................  $  (567,321)  (1,327,073)    (499,010)    (811,531)    (152,519)    (531,436)
Total liabilities..........................  $ 1,844,877    2,086,924      980,283    1,368,077    3,211,363    1,331,751
Stockholders' equity (deficit).............  $(1,373,364)  (1,592,073)    (824,495)  (1,164,255)  (2,485,487)    (792,436)

                                  RISK FACTORS

    An investment in the Common Stock of the Company offered hereby is highly speculative and involves a high degree of risk. Investors could lose their entire investment. Prospective investors should carefully consider the following factors, along with the other information set forth in this Prospectus, in evaluating the Company, its business and prospects before purchasing the Common Stock.

    LIMITED OPERATING HISTORY; NO REVENUES FROM OPERATIONS; NO ASSURANCE OF SUCCESSFUL IMPLEMENTATION OF BUSINESS STRATEGY. Although the Company has operated since July 1991 in its current business, it has had virtually no revenues from operations. Substantially all cash received by the Company to date has been through the sale of equity and debt securities to investors in private placements. Limited funds have also been received from the down payments made by certain distributors for their distribution rights for the Machine and the Products. As of July 31, 1999, the amount of all such down payments aggregated $406,000. The Company has utilized the proceeds from the sale of securities and distributor down payments to fund its research and development of the Machine and the Products, repay debt, satisfy Court judgments and court awards and for working capital purposes. The Company has incurred substantial net losses since 1991 and is still in its development stage.

    The Company continues to face all of the risks inherent in the growth of a developing business, including among other things, a continuing lack of sufficient working capital to fund development and operations. There can be no assurances that the Company's business will ultimately be successful and/or profitable. As a result, the purchase of the Shares offered hereby must be regarded by investors as the placing of funds at a high and uncertain risk in a developing business with all of the unforeseen costs, expenses, problems and difficulties to which such businesses are subject. Investors in this offering may lose all or a substantial part of their investment.

    HISTORY OF SUBSTANTIAL LOSSES; NEED FOR ADDITIONAL CAPITAL. The Company incurred net losses of $2,172,577 and $4,798,588 for the fiscal years ended January 31, 1999 and 1998, respectively, and a net loss for the six months ended July 31, 1999 and 1998 of $2,657,588 and $1,193,598, respectively. In order to attain any profitability, the Company must commence commercial production and delivery of the Machine and its Products to distributors, lessees and independent operators if any, and successfully plan and control costs so as to produce a positive operating margin. There can be no assurance that the Company can do so, and the failure of the Company to achieve and maintain profitability could ultimately result in the inability of the Company to pay its financial obligations as they become due. This would, as it has in the past, have a material adverse effect on the Company.

    The report of the Company's independent certified public accountants accompanying the Company's financial statements set forth elsewhere herein contains an explanatory paragraph that there exists substantial doubt about the Company's ability to continue as a going concern due to its continuing losses and lack of liquidity and capital resources. Unless the Company can continue to obtain financing from the issuance of Common Stock and/or through loans until such time as it has sufficient revenues from operations, as to which no assurances are given; the Company may be required to cease all operations.

    At January 31, 1999 and 1998, the Company reported a working capital deficit of approximately $(531,436) and ($152,529), respectively. As of July 31, 1999, the Company reported a working capital deficit of approximately ($(1,372,033). Presently existing capital resources are not sufficient for the Company to maintain its current and planned operations through the remainder of the fiscal quarter ending April 30, 1999. The Company has historically funded its operations through a combination of the sale of securities, issuance of stock for services or in settlement of corporate obligations and to a much lesser extent, the down payments of distributors. Although the Company is in discussions with several funding sources, no assurances can be given at this time that any will be consummated. Any debt or equity financing, to the extent available, as to which no assurances are given, may be dilutive to the interests of investors in this offering.

    NO MANUFACTURING FACILITIES; COMPLETION OF TOOLING. The Company has not and does not intend to establish its own manufacturing operations. The Company has been and will continue to be dependent upon third parties to manufacture its Machines and Products, including the Potato Product. In June 1996, the Company entered into a manufacturing agreement with a local Pennsylvania electronics company to manufacture the Machines. It previously had an agreement with Premier Design, Ltd. ("Premier"), a company owned by a former director, Harry Schmidt, to manufacture the Machine; however, in accordance with the terms of such agreement, which provides for Premier to receive a royalty for all Machines sold.

    The Company's unaffiliated contractor has completed the tooling necessary to produce the machines on a commercial basis. Approximately $250,000 is due the contractor for its services in the tooling and manufacture of the Machine. In November 1999, the Company raised $250,000 through a private placement of its securities. The Company has earmarked these monies for payment to the contractor.

    VIABILITY OF DISTRIBUTION AGREEMENTS. Because of the delay in completing the tooling process for the Machine, distributors who entered into distribution agreements with the Company in the past may no longer have the ability to meet their obligations thereunder. Accordingly, it is possible that one or more distribution agreements may no longer be viable. In such event, the Company does not intend to seek new distributors for such territories. Instead, the Company intends to sell to large vending machine companies with the financial resources to purchase Machines and the ability to service the Machines. No assurances are given that such independent operators will be secured.

    NO CLEARLY DEFINED MARKETING PLAN. Although the Company previously marketed its french fry vending machine through agreements with distributors, it had never established a clearly defined marketing plan. It had intended to utilize these exclusive distributorships to market its Machine and Products worldwide. Through discussions with consultants and other individuals and companies with experience in the vending business, a decision was made in mid-1995 to change this marketing focus by limiting, if not, ceasing all sales of exclusive distributorships to third parties and possibly reacquiring existing distributorships. It is the Company's present intention to market the Machines utilizing large vending companies that have the ability to service and purchase Machines or lease them to qualified vending companies on a long-term basis. Additionally, these companies would have the ability to service the Machines and order large quantities of Products, including Potato Product from the Company.

    PRODUCTION DEVELOPMENT RISKS. The Machines have been operated by the Company on a limited basis at trade shows, at previews to the investment banking community, at a limited number of beta test sites and, in certain instances, by distributors and others the United States and in foreign countries. Operating results have been excellent to date; however, the Machines are always subject to refinement, adjustment and improvement by the Company and its trained technical personnel. There is no assurance that the Machines will continue to perform in accordance with the Company's expectations over a long period of time.

    PATENT PROTECTION AND PROPRIETARY RIGHTS. A patent was issued by the U.S. Patent and Trademark Office in July 1996 for the Machine to Mr. Edward C. Kelly, the inventor, who is President, Chief Executive Officer and Chairman of the Board of the Company. The patent, prior to issue, was assigned to Premier, a private company owned by Harry Schmidt, a former director of the Company, in January 1995 pursuant to the terms of an amendment ("the "Premier Amendment") to the Manufacturing Requirements Agreement, between the Company and Premier (the "Premier Agreement"). The Premier Amendment provides that a one-half (1/2) interest in the patent for the Machine will be assigned to the Company upon payment by the Company to Premier of one-half of the Machine's total development cost. Premier has agreed to accept 700,000 shares of our common stock in full payment of our obligation to them.

    The Company has also filed for patent protection to the Patent Cooperation Treaty ("PCT") for the Machine in 54 foreign countries which is currently pending. Even if the Company receives all patents applied for, there can be no assurances given that third parties will not assert infringement claims against the Company in the future or that others will not infringe upon such patent. The cost of defending or commencing patent infringement litigation is expensive with no assurances as to the outcome thereof. The Company has a federally registered trademark for its current name and logo, "Tasty Fries," on the Supplemental Register and has been marketing the Machine and its Products under that name.

    DEPENDENCE ON MANAGEMENT. The Company is wholly dependent upon the time, talent and experience of Edward C. Kelly, its President and Chief Executive Officer, who exercises control over the day-to-day affairs of the Company. The Company's future success is materially dependent on the continued services of Mr. Kelly and on its ability to attract, motivate and retain highly-qualified employees. Mr. Kelly has an Employment Agreement, as amended, with the Company and significant equity ownership of the Company. The loss of the services of Mr. Kelly for any reason could have a material adverse effect on the Company. The Company does not currently maintain key-man life insurance on Mr. Kelly or any of its other employees.

    COMPETITION. The Company faces competition from other suppliers of french fries, including fast food outlets. The Company is aware of other companies which have test marketed french fry vending machines or are in the process of developing such machines. Certain of the companies may be currently viewed as competitors or which may become competitors in the future, have more capital and greater resources than the Company. Currently, the Company is aware of only one viable competitor, TEGE, who uses dehydrated potatoes to produce its product. Ore-Ida and Vendotech use frozen potatoes to produce their products. Management believes, although no assurances are given, that due to current consumer demand for french fried potatoes, that there will be strong competition in the future in the area of french fry vending once technological problems have been solved.

    PREFERRED STOCK AUTHORIZED FOR ISSUANCE. After the termination of this offering and regardless of the amount of securities which may be sold hereby, the Company will have available for issuance up to 5,000,000 shares of preferred stock, $.001 par value per share. The Company's directors are authorized to issue such preferred stock in one or more series and to fix the voting powers and the designations, preferences and relative participating, optional or other rights and restrictions thereof. Accordingly, the Company may issue one or more series of preferred stock in the future that will have preference over the Shares offered hereby with respect to the payment of dividends and upon its liquidation, dissolution or winding up or have voting or conversion rights which could adversely affect the voting power and percentage ownership of the holders of the preferred stock and Common Stock.

    SHARES ELIGIBLE FOR FUTURE SALE.  As of the date hereof, the Company has shares of Common Stock issued and outstanding. Some of such shares of Common Stock will become eligible for public sale at various times, subject to compliance with an exemption from the registration requirements of the Act, such as Rule 144 or Rule 144A or earlier registration under the Act. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for sale or any shares which may be later issued will have on the market price of the shares of Common Stock, which may prevail from time to time. Sales of substantial amounts of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities.

    NO DIVIDENDS. The Company has never paid any cash dividends on its Common Stock and the Board of Directors does not anticipate paying cash dividends in the foreseeable future. It currently intends to retain future earnings, if any, to finance the growth of the business.

    PENNY STOCK REGULATION. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors may find it more difficult to sell their securities.

                           FORWARD-LOOKING STATEMENTS

    In this prospectus, we make statements about our future financial condition, results of operations and business. These are based on estimates and assumptions made from information currently available to us. Although we believe these estimates and assumptions are reasonable, they are uncertain. These forward-looking statements can generally be identified because the context of the statement includes words such as may, will, except, anticipate, intend, estimate, continue, believe or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements, could differ materially from those expressed or implied in these forward-looking statements, including those listed under the heading "Risk Factors" and other cautionary statements in this prospectus.

                                USE OF PROCEEDS

    We will receive net proceeds of approximately $         if all the Common
Stock offered is sold at the price listed. We cannot assure you that we will sell any Common Stock or receive any proceeds. We are selling this Common Stock on a continuous, no minimum basis. We will use any proceeds received towards the test marketing of 25 Machines; the payment of an $870,000 obligation due California Food and Vending, Inc. (See "BUSINESS--CALIFORNIA FOOD AND VENDING, INC.) and the balance for working capital.

                                DIVIDEND POLICY

    The Company has never paid a cash dividend on its Common Stock and does not expect to pay a cash dividend in the foreseeable future. The Board of Directors intends to retain all future earnings, if any, for use in the Company's business. See "RISK FACTORS--NO DIVIDENDS".

                                 CAPITALIZATION

    The following table sets forth (1) as of July 31, 1999, the capitalization of the Company and (2) the capitalization on an "As Adjusted" basis, which reflects the sale of the 4,200,000 common shares offered by the Company at the public offering price of $.35 per share, and the receipt of estimated net proceeds of $.30 per share.

                                                                 AS OF JULY 31, 1999
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
Stockholders' Equity:
Common Stock - $.001 par value; 25,000,000 shares
  authorized; 23,222,251 shares issued and outstanding......       23,222        23,222

Common stock to be issued...................................                      4,200

Additional Paid-in Capital..................................   15,279,688    16,535,488
Retained Earnings (loss)....................................  (16,894,983)  (16,894,983)

Total Stockholders') Equity.................................   (1,592,073)     (332,073)

Total Capitalization........................................   (1,582,073)     (332,073)

                                    DILUTION

    As of July 31, 1999, the Company had a net tangible book value per share of $(.07). Net tangible book value per share represents the total tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in such net tangible book value after July 31, 1999, other than to give effect to the sale by the Company of 4,200,000 shares of Common Stock offered hereby, the pro-forma net tangible book value per share at July 31, 1999, would have been $(.01). This amount represents an immediate increase in net tangible book value of $.06 per share to current shareholders of the Company and an immediate dilution in net tangible book value of $.34 per share to new investors purchasing share in this offering, as illustrated in the following table.

                                                              100% - 4,200,000   50% - 2,100,000
ASSUMING:                                                      SHARES / SOLD      SHARES / SOLD
---------                                                     ----------------   ---------------
Offering Price Per Share....................................        $ .35             $ .35

Net Tangible Book Value Per Share Before Offering...........         (.07)             (.07)

Increase Per Share Attributable to Payment by Investors
  (1).......................................................          .06               .03

Net Tangible Book Value Per Share After Offering............         (.01)             (.04)

Dilution Per Share to Investors (2).........................          .34               .31

------------------------

(1) After deduction of the estimated commissions and other offering Expenses to be paid by the Company

(2) Determined by subtracting the adjusted net tangible book value per share after the offering from the amount of cash paid by a new investor for a Share of Common Stock

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

PLAN OF OPERATION

    The Company's basic business model is to market the Machines and the ancillary products that are required to prepare each serving of French fries. These ancillary products include the potato product, vegetable cooking oil and serving cups (with salt and ketchup packets attached). The Company's long-term profitability and success will be driven by a significant degree by the revenue and accompanying profit to the Company associated with each and every vended portion sold from its installed base of Machines.

    With that business model in mind, the Company's current plan of operation is to manufacture an initial quantity of 25 Machines. Management currently estimates that a portion of these initial Machines will be sold to third parties (existing distributors and others) and a number of them will be owned and operated by the Company. The Company intends to place its Machines in locations within the greater Portsmouth, New Hampshire area.

    Management believes that, once in full production, the business cycle of the Company will allow it to operate in a cash positive fashion. That is, the Company will require a significant advance payment from its customers with receipt of each order; therefore providing a good portion of the capital necessary to fund the procurement of essential component parts for machine production. If management is incorrect in this assumption, the Company's capital needs for manufacturing may be greater than currently anticipated. In this event, the Company will be required to raise additional funds. There can be no assurances given that any funding, including that which may be required to be advanced, will be available or if available, on terms satisfactory to the Company.

    Based upon the Company's internal projections, the Company should receive sufficient cash flow to support the modest expansion of operations over the next 12 months. Although management cannot assure the ultimate success of its plan, it is reasonably confident that it will enable the Company to continue its business and grow modestly.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, the Company has had no revenues from operations and has relied almost exclusively on stockholder loans, limited distribution deposits and sales of securities to raise working capital to fund operations. At
January 31, 1999 the Company had approximately $66,394 in cash.

    In June 1997, the Company received $1,000,000 from three non-"U.S. Persons", as defined in Regulation S, in exchange for notes convertible into the Company's common stock. The financing was completed pursuant to Section 903(C)(2) of Regulation S under the Securities Act of 1933. Pursuant to the terms of the financing, the Company issued 1,142,857 shares of common stock to be held in escrow, pending the potential conversion of notes. The notes bear interest at 7% annually and had a maturity date of May 14, 2000. In connection with the financing, the Company also issued 250,000 common stock purchase warrants. The notes were subsequently converted into 2,180,280 shares of our common stock.

    In November 1997, in a separate transaction, the Company received $1,600,000 from six non-"U.S. persons", as defined in Regulation S, in exchange for notes convertible into the Company's common stock. The financing was completed pursuant to Section 903(C)(2) of Regulation S under the Securities Act of 1933. Pursuant to the terms of the financing, the Company issued 2,400,000 shares of common stock to be held in escrow, pending the potential conversion of notes. The notes bore interest at 6% annually and had a maturity date of November 5, 2000. In connection with the financing, the Company also issued 720,000 common stock purchase warrants. The notes were subsequently converted into 4,105,870 shares or our common stock.

    In January 1998, the Company and a private investment corporation, a former investor in the Company from April 1996, terminated the stock purchase agreement that had been the basis for the original investment in 1996, due to lack of performance on the investor's part.

    In April 1998, the Company entered into an agreement to receive $1,500,000 in proceeds from the sale of restricted stock to a U.S. corporation. The Company issued 3,000,000 shares of common stock as consideration. The Company also issued warrants to purchase 1,500,000 shares of common stock at an exercise price of $1.90; the warrants expire April 12, 2001. The Company also issued 150,000 shares of restricted stock as a commission on the transaction. The Company and the investor have entered into an escrow agreement for this transaction and the shares were issued into escrow, pending funding. As of January 31, 1999 the Company has received $800,000 of the total $1,500,000 financing and 1,600,000 of the total 3,000,000 shares have been released.

    Although management estimated that the April 1998 financing would allow it to proceed with its current plan of operation, the Company will need to raise additional capital to enter into full scale production. If the Company is unable to obtain the desired funding from any source, it is highly unlikely that it will be able to generate a sufficient amount of cash to support its operations during the 12 months following the date hereof, unless it is able to obtain the necessary funds from the sale of debt and/or equity during such period. Based upon its past history, management believes that it may be able to obtain funding in such manner but is unable to predict with any certainty the amount and terms thereof.

    Subsequent to January 31, 1999, the Company has issued additional shares and warrants to purchase common stock to various parties as payment for services rendered. The Company intends to continue this practice.

RESULTS OF OPERATIONS, FISCAL YEARS ENDING JANUARY 31, 1998 & 1999

    The Company had no revenues for the fiscal years ended January 31, 1998 and 1999. From fiscal 1997 to 1998, travel and entertainment expenses decreased approximately 61% from approximately $147,372 in 1997 to approximately $57,656 in 1998 primarily due to significant decrease in business related travel. Consulting expenses decreased from approximately $1,159,964 in fiscal 1997 to $172,600 in fiscal 1998. The decrease in consulting expenses was primarily due to the Company's reduced dependence on consultants to provide financial, business and marketing expertise. Payroll and payroll taxes decreased approximately 10% from approximately $640,267 in fiscal 1997 to approximately $573,814 in fiscal 1998. The decrease payroll and payroll tax expense resulted primarily from the release of personnel in 1998. Management believes, although it cannot be assured, that it has made significant inroads in stabilizing its operating and overhead costs and should be able to move forward with its business plan as discussed herein.

                                    BUSINESS

GENERAL

    The Company has developed a patented French fries vending machine. The Company intends to manufacture and market the machine in both domestic and international markets through a combination of exclusive, territorial distributorships and traditional sales to established companies in the vending industry. The Company may also own and operate machines itself. The Machines are expected to be located in high-traffic locations that have historically been successful for vending operators, such as universities, airports, bus and train stations, high schools, military bases, industrial locations and recreational venues.

    The Company has also developed a related proprietary potato product for the production of French fries in the Machine. Although the Company has developed its own potato product, the

Company presently intends to purchase a comparable potato product for use in the machine from a third party. This strategic determination is driven by the high costs associated with establishing a production line to produce its own, proprietary Potato Product. At such time as the economics of the business and the success of the machine warrant the capital investment of a production line, the Company may manufacture its own, proprietary Potato Product or license the product to a contract manufacturer.

    The Company's basic business strategy is to market the machines and the ancillary products that are required to prepare each serving of French fries. These ancillary products include the potato product, vegetable cooking oil and serving cups (with salt and ketchup packets attached). The Company's long-term profitability and success will be driven primarily by the revenue and accompanying profit to the Company associated with each and every vended portion sold from its installed base of Machines. The Company has subsequently federally registered its name and logo, "Tasty Fries", as a federal trademark on the Supplemental Register and has been marketing the Machine and its products under that name.

DESIGN AND MANUFACTURING

    In 1992, persons then associated with the Company filed a U.S. patent application with respect to a device for the vending of fresh French fried potatoes (the original machine) which was assigned to the Company on October 9, 1992. In January 1993, the Company entered into a manufacturing agreement with Premier Design, Ltd. ("Premier") for the production of its vending machine (the "Premier Agreement"). The Premier Agreement provided that Premier would refine and manufacture the original machine. The Agreement called for the Company and Premier to share the development costs of the project; such costs were to include design, engineering and initial manufacturing costs projected over the initial quantity of production machines. The Agreement also provided for Premier to manufacture any additional or similar machines for the Company. The Premier Agreement could not be terminated by either party so long as Premier provided the Machines as required by the Company. Pursuant to the terms of the Premier Agreement, the first initial production of machines was to be delivered by June 15, 1993.

    As one element of the process undertaken by Premier, an engineering review of the machine was to be performed. Mr. Harry Schmidt, president of Premier, retained the services of Mr. Edward C. Kelly to perform said evaluation. In February 1993, Kelly submitted the findings of his evaluation. Mr. Kelly's study found the device failing to perform as anticipated and his review identified significant and numerous mechanical and design problems. Mr. Kelly and Premier's recommendation to prior management was that the existing machine should be abandoned completely. The then current management of the Company decided to abandon the original device. The Company then retained Premier Design to design and develop a machine based on new and different technology. Kelly and Premier began the process of designing a new machine in March 1993.

    Premier is a private company owned by Mr. Schmidt. Mr. Schmidt was subsequently appointed to the Company's Board of Directors in May 1993, but did not stand for reelection to the Board in September 1995. At the time of the original Premier Agreement, neither Mr. Schmidt nor Mr. Kelly had any affiliation with the Company. Edward C. Kelly joined the Company as Executive Vice President in January 1994 and was subsequently appointed to the Company's Board of Directors in February 1994. In June of 1994, he was named President of the Company.

    In December 1994, having completed much of the design and development of the new Machine, Premier and the Company amended the original manufacturing contract (the "Premier Amendment"). The Premier Amendment described the terms under which Premier would: (i) manufacture the first 10 beta models of the new machine and
(ii) begin manufacture of the production units.

    In July 1996, a U.S. patent was issued in Mr. Kelly's name for the Machine. Mr. Kelly assigned the patent rights for the Machine to Premier based upon the terms of the Premier Amendment and the express understanding between Premier, the Company and Mr. Kelly (individually) that: (i) upon issuance, the patent would be assigned 100% to Premier as consideration for the significant funds expended by Premier in the development of the machine; (ii) Premier would immediately assign the Company a 50% interest in the patent upon payment to Premier by the Company of one-half of the total development costs.

    The Company's 50% share of the development costs were later determined to be $650,000 (not including the $350,000 paid by the Company for the 10 prototype machines). The current balance due Premier is $350,000, after $100,000 payments in each of July 1996, July 1997 and January 1998. Premier will also receive $250 per Machine manufactured by a third party. Premier has agreed to accept 700,000 shares of our common stock in full payment of our obligation to them.

    In the Spring of 1996, the Company and Premier agreed that Premier would be unable to manufacture the Machines under the terms of the Premier Amendment. On June 17, 1996, the Company announced its intention to award the manufacturing contract for the Machine to S&H Electronics of Robesonia, Pennsylvania ("S&H"), an unaffiliated third party, and subsequently entered into a non-exclusive manufacturing agreement with S&H for such purpose. S&H is a contract-manufacturer which specializes in the assembly and testing of electromechanical assemblies and equipment. The first 25 units will be produced by subcontract manufacturers located in Ivyland, PA and Portsmouth, NH. Tasty Fries is also considering a manufacturing facility in the State of New Hampshire.

    The Company completed the final stages of beta testing of its Machines in the last quarter of the fiscal year ended January 31, 1996 and completed certain modifications to and enhancements of the Machine based upon such tests.

PRE-PRODUCTION TOOLING

    The pre-production tooling stage for the machine is a critical element of the process of getting the machine into commercial production. Consider that the Tasty Fries device is comprised of approximately 3,100 individual parts. A portion of these parts are basic, "off-the-shelf" manufacturing components such as hardware, lighting and electrical components. However, approximately 75% of the components are customized parts that require a subcontract supplier to manufacture specifically for Tasty Fries. Because of the costs associated with manufacturing these custom-designed parts, the most critical components have been designed to be tooled, molded or cast by the various suppliers. While very costly and time-consuming in the front-end of a project, the tooling of various component parts will: (i) ensure the consistency and quality of the machine's critical parts and (ii) greatly reduce the unit costs of both the individual parts and the overall machine, as production volume increases. As with the Company's overall business plan, the tooling process itself has been delayed over the past 12-18 months due to the lack of capital available to complete the process.

THE MACHINE

    The Machine is designed to produce quality, freshly-made French fries utilizing a unique method that automatically converts a dehydrated potato product into re-hydrated potato mix, delivers this mix into a proprietary forming and cooking cycle, and finally into complete, high-quality, freshly-made French fries. The potato product can be stored at room temperature, has a shelf-life of between 12 and 24 months (depending on storage conditions), requires no refrigeration or freezing, and occupies less storage space than frozen fries, thereby offering greater storage capacity than competing technologies which use frozen French fries. The French fries are delivered to the consumer in a 4-ounce serving of 32 French fries. From the time currency is deposited, the total vend time for an order of fries from the final production model Machine is estimated to be approximately one and one-half minutes (although the pre-production model's full cycle time is approximately 120 seconds). The utilization of a state-of-the-art combination of computer driven mechanics makes this possible. Attached to the bottom of the vended cup are individually prepackaged portions of ketchup and salt.

    The design of the Machine involves the use of a vegetable oil enabling the process to deliver a cholesterol-free product. Each vend contains French fries which are crisp and golden brown. The quality of the product is consistently uniform in each vend. The Machine has the capacity to produce 500 vends before any refill of potato product or other ingredient is required. The Machine is computer-controlled and communicates with the consumer from the time the money is deposited into it until the time the vended cup of fresh French fries is delivered. The Machine can accept dollar bills, coins or any combination thereof, depending on the vend charge, which can be changed at anytime by simply reprogramming the currency mechanism.

    The Machine currently requires a 220-volt electrical connection (although the Company plans for production models of the Machine to require a 110 volt connection) and is equipped with modern computer technology using microprocessors and sensors. If the machine operator desires, the Machine can communicate with a central data base, via modem, to make available immediate information on product levels, service issues or currency levels. The machine's cash management program enables it to monitor the cash position at any time and the amount of vends, which allows for spontaneous and immediate cash reporting to the vending operator.

    The Machines have been designed to be repaired on-site without the necessity of being returned to the manufacturer. It is anticipated that ongoing maintenance will be limited, and the majority of an operator's labor expenditures will involve the replenishment of products into the Machines. At such time oil and water will be replaced and additional cups (with condiment packages attached) will be restocked. Water will also be changed at such time unless the Machine is directly attached to a plumbing supply, which is not necessary for the Machine's operation. The frequency with which the Machine must be restocked depends completely upon the number of vends dispensed daily.

THE POTATO PRODUCT

    The Company's proprietary Potato Product for use in the Machine was developed in 1995 by a third party contractor. Management estimates that the cost to establish a manufacturing line to produce the Potato Product is significant. Due to the considerable costs involved and the current availability of another potato product that is comparable with the Company's Potato Product for use in the Machine, the Company does not currently intend to establish a manufacturing line for the production of its own product. See "AVAILABILITY OF RAW MATERIALS".

MARKETING

    The Company has historically marketed the Machines and the products exclusively through territorial distributorships. The Company currently intends to market its products in both domestic and international markets through a combination of exclusive, territorial distributorships and traditional sales to established companies in the vending industry. The Company may also own and operate machines itself.

    The existing distributorship agreements vary from territory to territory, but essentially require an up-front payment and minimum annual payments usually over the life of the contract. Most distributors must also pay a specified sum per Machine purchased as a credit toward the minimum annual payments. Most distributorship agreements require a minimum number of Machines to be purchased per year.

    The Company has, to date, sold or granted an aggregate of 15 territorial distributorships. In the course of normal business, some of these distributorships have been reacquired by the Company and others have been terminated due to default on behalf of the distributor. There are currently 9 distributorships which have not been terminated or reacquired. The distributor's obligations to make further payments, after tendering the initial deposit required upon execution of the distributorship agreement, are conditioned on the Company's ability to ship its Machines and related products. Management believes that once commercial production of Machines is commenced and distributors notified and required to place orders for Machines, some of such distributors may be financially unable to do so or may simply elect not to purchase Machines and effectuate their respective agreement.

    The Company has retained the services of Claridge Capital Corporation to assist with the Marketing and Sales of the Machine. Claridge had been instrumental in developing and maintaining the Company's web site (www. tastyfries.com) and introducing the Company to the marketplace.

CALIFORNIA FOOD & VENDING, INC.

    In May 1991, the Company entered into a joint venture agreement with California Food & Vending, Inc. ("CFV"), another vending and food service company with a high interest in the research and development of a French fry vending machine. The companies planned to work together in the manufacturing and marketing of a French fry machine. Disputes arose between the parties, litigation was instituted by CFV and in July 1999 the disputes were settled and the litigation dismissed. Pursuant to the settlement agreement, the Company regained its distributorship rights for the State of California; shall pay CFV the sum of $1,000,000 (of which $130,000 has been paid); issue 250,000 shares of its common stock to CFV; and CFV will receive $350 for each of the first 500 Machines produced and $450 thereafter and $.25 for each pound of Potato Product sold by the Company.

LEASE FINANCING

    In September 1996, the Company entered into a vendor agreement (the "Vendor Agreement") with Forrest Financial Corp., a leasing company, to provide lease financing to distributors and others who may wish to lease Machines rather than purchase them outright. The Vendor Agreement provides that up to $15 million will be made available to qualified lessees for this purpose. The Company believes that lease financing will be an important element of its strategic plan, as leasing is a very prevalent financing structure used in the vending industry. As of the date of this prospectus, no party has entered into an agreement to lease the Machine.

COMPETITION

    The Company faces competition from other suppliers of French fries, including fast food outlets. The Company is aware of other companies which have test marketed French fry vending machines or are in the process of developing such machines. Certain of the companies may be currently viewed as competitors or which may become competitors in the future, have more capital and greater resources than the Company. Currently, the Company is aware of at least three competitors in the French fry vending machine business: Ore-Ida, TEGE and Vendotech.

    Ore-Ida, a U.S.-based major manufacturer and distributor of frozen potato products, has developed a machine that uses frozen, precut French fries which are heated by a hot-air system. Ore-Ida has spent many years and considerable capital in the development of their machine. They have been marketing their machine domestically and abroad for a number of years. The Vendotech machine also uses precut frozen fries, which it cooks in hot oil. Vendotech has a marketing alliance with McCain's, a large Canadian potato producer who also owns Ore-Ida. Because both the Ore-Ida machine and the Vendotech machine are based on a premise of using frozen, precut fries, the Company believes that they are not truly comparable technologies. In contrast the Company's Machine cooks French fries which are not, and have never been frozen; rather, its French fries are made fresh for every serving from dehydrated potatoes which are mixed with water and cooked only when a vend is actually purchased.

    TEGE, a Swiss company, uses a dehydrated potato powder, which is used to form French fries, which are then cooked in oil. TEGE has recently announced that they have begun limited commercial production and have placed a number of beta units on location in the United Kingdom. TEGE's current marketing strategy is focused on four primary European markets.

    Management believes, although no assurances are given, that due to current consumer demand for French fried potatoes, that there may be additional competition in the future in the area of French fry vending.

AVAILABILITY OF RAW MATERIALS

    The raw materials or inputs used by the machine in the production of each serving of fries are: potato product, cooking oil, water and serving cups (with ketchup and salt packets attached to the bottom). Management believes that the oil, condiments and serving cups used in the dispensing of French fries are readily available from its current suppliers. In the event that one or more of these materials were to be unavailable from a current supplier, the Company is confident that comparable substitute products would be available from other suppliers. The Company presently purchases its potato product from 2 unrelated sources. The Company currently has no contract (exclusive or otherwise) or licensing rights to purchase the potato product from any supplier. At such time in the future as may be warranted by the success of the Company's business, the Company may elect to enter into the production of its own proprietary potato product or enter into contract manufacturing for same. See "POTATO PRODUCT."

PATENTS AND PROPRIETARY RIGHTS

    The Machine's inventor, Edward C. Kelly, President and Chief Executive Officer of the Company, was issued a patent by the U.S. Patent and Trademark office in July 1996. In addition, the Company is seeking, but has not yet received, patent protection in Canada, Japan, Israel, Brazil and the European Patent office (which currently represents 17 European countries).

    Management intends to seek patent, trademark and related legal protection in the future where it deems the same to be beneficial. However, such legal protections and precautions do not prevent third party development of competitive products or technologies. There can be no assurance that the legal precautions and other measures taken by the Company will be adequate to prevent misappropriation of the Company's proprietary technology. Notwithstanding the foregoing, the Company does not intend to be solely dependent upon patent protection for any competitive advantage. The Company expects to rely on its technological expertise and the early entry into the marketplace of its Products to further enhance its position as a leader in the field and protect its technologies.

GOVERNMENTAL APPROVALS AND REGULATIONS

    The Machine was designed and developed in consideration of applicable governmental and industry rules and regulations. Management believes that the Machine's design complies with National Sanitation Foundation ("NSF") guidelines as well as Underwriter's Laboratory ("UL") standards. The Machine will receive UL and NSF approvals prior to sale and installation. The Company has requested that the Machine be inspected and expects to have the Machine inspected by various regulatory agencies during the production process but prior to sale and installation. In this regard, management has begun the process of obtaining UL certification. The Company is also seeking certification from the National Automatic Merchandising Association ("NAMA"). Management has been advised that all certifications and approvals should be applied for upon commercial production and would not issue until such time. Management believes, although no assurance is given, that the required approvals from UL, NAMA and the various regulatory agencies are obtainable and is not currently aware of anything that will delay the necessary approvals.

    Management is not aware of and does not believe that there are any specifically applicable compliance requirements under state or federal environmental or related laws relating to the manufacture and operation of the machine.

RESEARCH AND DEVELOPMENT COSTS

    For the fiscal years ended January 31, 1999 and 1998, the Company incurred $460,417 and $533,458, respectively, in costs and expenses relating to the research and development of its machine.

PERSONNEL

    As of September 30, 1999 the Company had a total of 5 full-time employees. Additional employees are expected to be hired during the next 12 months if the company's proposed plan of operation is successful and there is sufficient cash flow from operations, if any, which remains constant to support such additional expense. If hired, such additional employees may include a director of marketing, a chief financial officer, and sales and marketing personnel. At the present time, management is unable to estimate how many employees will be needed during the next 12 months.

PROPERTIES

    The Company owns no significant properties. Since June 1994 it has leased executive office space at the premises located at 650 Sentry Parkway, Suite One, Blue Bell, Pennsylvania 19422. The Company's current lease commitments total approximately $2,085 per month until May, 2001. At the present time, management believes that this office space is sufficient; however, the Company may require additional space during the next 12 months.

LEGAL PROCEEDINGS

    On August 28, 1996, the Company, Edward C. Kelly and Premier Design, Ltd., were added as defendants to a civil lawsuit in the Riverside County Branch of the Superior Court of the State of California brought by Prize Frize, Inc., William Bartfield and Larry Wirth. The suit also named as defendants approximately 25 other parties, all allegedly involved, in some manner, in the pursuit of the French fry vending machine concept and/or business. The case was removed to Federal Court. The Company successfully moved for dismissal of the claim on behalf of itself and Mr. Kelly; the case was dismissed on June 2, 1997. On appeal the action was reinstated.

YEAR 2000 COMPLIANCE

    The Company utilizes software and related technologies which have been programmed to recognize and properly process data fields containing a two digit year and commonly referred to as Year 2000 Compliance issue. Management has concluded that a material effect on the Company's financial condition is not reasonably likely to occur as a result of Year 2000 issues. While the Company has little communication with the systems of its vendors and suppliers, it cannot measure the impact that the Year 2000 issue will have on such parties with which it conducts business.

RECENT DEVELOPMENTS

    In November 1999, 5 investors purchased 6% convertible notes of the Company in the principal amount of $250,000. In December 1999, holders of the notes
converted them into           shares of Common Stock.

                            MARKET FOR COMMON EQUITY

    The Common Stock of the Company is quoted on the OTC Bulletin Board, under the symbol "TFRY". The following table sets forth the highest and lowest bid prices for the Common Stock for each calendar quarter during the last two years and subsequent interim periods as reported by the National Quotation Bureau.

    The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

FISCAL 1997                                                                 HIGH BID      LOW BID
-------------------------------------------------------------------------  -----------  -----------
First Quarter............................................................   $    2.09    $    1.00
Second Quarter...........................................................        1.94         1.00
Third Quarter............................................................        1.94          .69
Fourth Quarter...........................................................        1.38          .47

FISCAL 1998
First Quarter............................................................         .95          .51
Second Quarter...........................................................         .85          .45
Third Quarter............................................................        1.30          .38
Fourth Quarter...........................................................         .59          .32

FISCAL 1999
First Quarter............................................................
Second Quarter...........................................................
Third Quarter............................................................
Fourth Quarter...........................................................

    On January  , 2000, the closing bid price of the common stock on the OTC
Bulletin Board was $         .      . As of April 30, 1999, there were
approximately 1,155 shareholders of record. The Company has never paid or declared any dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The current directors of the Company will serve until the next annual (or special in lieu of annual) meeting of shareholders at which directors are elected and qualified. Names, age, period served and positions held with the Company are as follows:

NAME                                             AGE                POSITIONS WITH COMPANY
-------------------------------------------  -----------  -------------------------------------------
Edward C. Kelly............................          63   President, Chief Executive Officer,
                                                          Treasurer and Chairman of the Board**

Leonard J. Klarich.........................          65   Vice President, Secretary and Director**

Jurgen A. Wolf.............................          65   Director**

Ian D. Lambert.............................          54   Director

Kurt R. Ziemer.............................          44   Director

------------------------

**  Member of the Executive Committee of the Board of Directors

    EDWARD C. KELLY--Mr. Kelly has been President of the Company since June 10, 1994, and a director since April 1994. He was appointed a member of the Executive Committee on September 18, 1995, and Chairman of the Board of Directors in June 1996. From January 1994 until June 10, 1994 he was Executive Vice President of the Company. Mr. Kelly has been involved in the engineering and design of the machine since 1993 and was awarded a U.S. patent in July 1996. Mr. Kelly owned and operated Mega Products Corporation, a subcontract manufacturing company, from 1970 through 1994. Mega serviced companies including IBM, GE, Dupont, Gulf & Western and Kulick & Soffa.

    LEONARD J. KLARICH--Since September 1995, Mr. Klarich has been a director of the Company and also was a consultant to management from March through May 1996. Mr. Klarich was retained as Executive Vice President of the Company in June 1996 to assist in the day to day operations of the Company, with specific emphasis on distribution networks, distributors and marketing. In June 1997, his title was changed to Vice President. He was also appointed Secretary in June 1996. Mr. Klarich was Chairman of the Board of K & D, a high-tech graphic design company located in Woodland Hills, California until early 1996. From 1976 to 1989 he owned and operated Avecor, Inc., a plastics manufacturing company with revenue in excess of $40 million upon his sale of the company. Prior thereto, he spent a number of years as a chief operating officer of companies in need of turnaround due to financial concerns.

    JURGEN A. WOLF--Mr. Wolf has been a director of the Company and a member of the Executive Committee of the Board of Directors since September 18, 1995. Since 1983, he has been President of J.A. Wolf Projects Ltd., a private Vancouver company engaged in commercial and industrial contracting. From August 1992 to March 1993, Mr. Wolf was a director of Yukon Spirit Mines Ltd. (currently known as Gainey Resources Ltd.). Mr. Wolf is also a director of four Canadian public companies, which include: Consolidated Gulfside Industries, Ltd., Shoreham Resources, Ltd., U.S. Oil Inc. and Key Capital Group, Inc.

    IAN D. LAMBERT--Mr. Lambert was appointed as a director of the Company in July 1995. He is the President of International Tasty Fries, Inc., a stockholder in the Company and, until November 1996, was President of Yukon Spirit Mines Ltd. (now doing business as Gainey Resources Ltd.). International Tasty Fries and Yukon are affiliated entities. International Tasty Fries has a distributorship agreement with the Company for a number of European countries; Yukon's distribution agreement was reacquired by the Company in April 1998. Mr. Lambert has been involved with the financing and management of numerous resource and industrial based public companies, both in Canada and the U.S., since the early 1980's, and currently is a director of five publicly-traded companies of which only the Company is a reporting company. Prior to that time, he was an Information Systems executive with MacMillan Bloedel Ltd. and also the Manager, Systems Consulting for the Vancouver office of Deloitte Haskins & Sells.

    KURT R. ZIEMER--Mr. Ziemer was appointed to the Board of Directors on October 4, 1996 as the board designee of Whetstone Ventures Corporation, Inc. pursuant to the April 30, 1996 Stock Purchase Agreement with the Company. Since 1989 he has owned and operated Ziemer Buick-Pontiac-GMC Truck, Inc. located in New Holland, Pennsylvania. From 1977 until 1989, he served in several capacities for the auto dealership.

EXECUTIVE COMPENSATION

    The following table presents information compensation earned for services rendered during each of our last three fiscal years by our Chief Exzecutive Officer and our other two most highly compensated executive officer.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION (1)
                                                    ---------------------------
                                                        FISCAL
                                                         YEAR                             ONE-TIME COMPENSATION
                                                         ENDED                   ---------------------------------------
NAME & PRINCIPAL POSITION                             JANUARY 31,      SALARY        BONUS        RESTRICTED STOCK (2)
--------------------------------------------------  ---------------  ----------  -------------  ------------------------
Edward C. Kelly...................................          1999     $  267,000    $       0          $  1,031,250(4)
President, CEO & Chairman (3)                               1998     $  289,000    $       0
                                                            1997     $  240,000

Leonard J. Klarich................................          1999     $   12,400    $       0
Secretary, Director and Vice-President (5)                  1998     $   60,000    $       0

------------------------

(1) There were no long-term incentive payments made in the year-ended January 31, 1999. The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in that column. The aggregate amount of perquisites and other personal benefits provided to each executive officer above is less than the lesser of $50,000 and 10% of the total annual salary and bonus of that officer.

(2) Value of restricted stock grants are determined by using the closing bid price of the Company's common stock on the date of issuance.

(3) Mr. Kelly has served as President and Treasurer of the Company since June 10, 1994, a director since April 1994, Chairman of the Board since June 3, 1996, and was Executive Vice President from January 1994 to June 10, 1994. This table does not include: (i) accrued director compensation of approximately $833 per month since September 1995 and (ii) a restricted stock award of 9,206 shares granted to Mr. Kelly as component of his compensation for the fiscal year ended January 31, 1996.

(4) Represents the value assigned to a restricted stock grant of 1,500,000 shares made to Mr. Kelly on September 11, 1997, pursuant to the terms of the Stock Purchase Agreement from April 1996.

(5) This table does not include: (i) accrued director compensation of approximately $833 per month since September 1995; (ii) an option to purchase 1,042 shares of common stock exercisable at $2.40 per share until December 15, 2005, automatically granted to each non-employee director under the 1995 Stock Option Plan on December 15, 1995 and (iii) an option to purchase 4,082 post-split shares of common stock exercisable at $2.45 per share until December 15, 2006, automatically granted to each non-employee director under the 1995 Stock Option Plan.

            OPTION GRANTS IN THE FISCAL YEAR ENDED JANUARY 31, 1999

                                                             NUMBER OF        PERCENT OF TOTAL
                                                            SECURITIES         OPTIONS GRANTED
                                                        UNDERLYING OPTIONS     TO EMPLOYEE IN      EXERCISE     EXPIRATION
NAME                                                          GRANTED            FISCAL YEAR         PRICE         DATE
------------------------------------------------------  -------------------  -------------------  -----------  -------------
Edward C. Kelly.......................................        1,000,000(1)              100%       $     .50          2000

------------------------

(1) Mr. Kelly was issued, by the Board of Directors, a stock option to purchase an aggregate of 1,000,000 shares of common stock. See "EXECUTIVE COMPENSATION TABLE"

FISCAL YEAR END OPTION VALUES

    The following table shows information relating to unexercised options held as of January 31, 1999 by our Chief Executive Officer and our other two executive officers. No options were exercised by these officers during fiscal 1999.

                                                                                        VALUE OF UNEXERCISED IN-THE-MONEY
                                                    UNEXERCISED OPTIONS AS 1/31/99*            OPTIONS AT 1/31/99
NAME                                                  EXERCISEABLE/UNEXERCISABLE           EXERCISEABLE/UNEXERCISABLE
-------------------------------------------------  ---------------------------------  -------------------------------------
Edward C. Kelly..................................

------------------------

* The value of unexercised in-the-money options has been determined based on the fair market value of the common shares as determined by the Company's board of directors on the date of the option grant.

    COMPENSATION OF DIRECTORS.

    Directors are paid an annual fee of $10,000 plus reasonable expenses commencing as of such date. Payments for the fiscal years ending January 31, 1999 and 1998 have been accrued on a pro rata basis each year and will be paid when the Company is financially able to do so.

    EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
     ARRANGEMENTS

    On October 1, 1994 the Company entered into an employment agreement with Edward C. Kelly, its then President and Treasurer. The employment agreement was for a three-year term commencing retroactively to October 1, 1993 and was automatically renewable for additional one year terms after expiration on September 30, 1996. The employment agreement was subsequently amended effective May 1, 1995.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Certificate of Incorporation provides we will indemnify our officers and directors for monetary damages for any breach of fiduciary duty. Notwithstanding the prior sentence, a director or officer shall be liable for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. We have been informed, that in the opinion of the U.S. Securities and Exchange Commission, the indemnification of directors and officers for liabilities arising under the Securities act of 1933, as amended ("Act"), is against public policy expressed by the Act and is therefore unenforceable.

                           PRINCIPAL SECURITYHOLDERS

    The following table sets forth, as of July 31, 1999, the ownership of common stock by persons known to the Company who own beneficially more than 5% of the outstanding shares of common stock:

                                                                                     AMOUNT & NATURE OF
NAME & ADDRESS OF                                                                        BENEFICIAL         PERCENT
BENEFICIAL OWNER                                                                          OWNERSHIP        OF CLASS
-----------------------------------------------------------------------------------  -------------------  -----------
Edward C. Kelly....................................................................        1,568,650            6.06%
650 Sentry Parkway, Ste. One
Blue Bell, PA 19422 (1)

Lancaster Investment Corporation...................................................        2,200,000            8.50%
11 Waterfront Estates
Estates Drive
Lancaster, PA 17602 (2,3)

L. Eric Whetstone..................................................................          539,000            2.08%
11 Waterfront Estates
Estates Drive
Lancaster, PA 17602 (3,4)

Whetstone Ventures Corporation, Inc. ..............................................          777,000            3.00%
11 Waterfront Estates
Estates Drive
Lancaster, PA 17602 (3)

------------------------

(1) Does not include an option for 1,000,000 shares of common stock granted by the Board of Directors on July 1, 1998 exercisable until July 1, 2000 at .50 per share.

(2) Does not include 900,00 additional shares issued to Lancaster Investments pursuant to the terms of the April 1998 financing. These additional shares are being held in escrow pending the complete funding of the transaction and will be released from escrow on a pro-rata basis as the financing is completed. As of January 31, 1999, $1,050,000 of the total $1,500,000 financing has been received and 2,100,000 of the total 3,000,000 shares have been released.

(3) Lancaster Investment Corporation and Whetstone Ventures Corp. are both affiliates of L. Eric Whetstone. In aggregate, the 3,516,000 shares currently owned by these three parties represent 13.58% of the outstanding shares of the Company.

(4) Includes 150,000 shares of common stock issued to L. Eric Whetstone in connection with the April 1998 financing from Lancaster Investment Corp.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of July 31, 1999, the beneficial common stock ownership of all directors, executive officers, and of all directors and officers as group:

                                                                                     AMOUNT & NATURE OF
NAME & ADDRESS OF                                                                        BENEFICIAL         PERCENT
BENEFICIAL OWNER                                                                          OWNERSHIP        OF CLASS
-----------------------------------------------------------------------------------  -------------------  -----------
Edward C. Kelly....................................................................        1,568,650            6.06%
650 Sentry Parkway, Ste. One
Blue Bell, PA 19422 (1)

Leonard J. Klarich.................................................................               --              --
839 Claybrook Court
Knoxville, TN 37923 (2)

Jurgen A. Wolf.....................................................................           42,361      LESS THAN1%
1285 West Pender Street
Vancouver, B.C. Canada (3)

Ian D. Lambert.....................................................................          224,952      LESS THAN1%
c/o International Tasty Fries, Inc.
595 Howe Street, Ste. 602
Vancouver, B.C. V6C 2T5 (4)

Kurt R. Ziemer.....................................................................          171,528      LESS THAN1%
599 Valley View Drive
New Holland, PA 17557 (5)

All Officers and Directors as a group (5 persons)..................................        2,007,491            7.76%

------------------------

(1) Does not include an option for 1,000,000 shares of common stock granted by the Board of Directors on July 1, 1998 exercisable until July 1, 2000 at .50 per share.

(2) Does not include: (i) an option to purchase 1,042 shares of common stock exercisable at $2.40 per share until December 15, 2005, automatically granted to each non-employee director under the 1995 Stock Option Plan on December 15, 1995, and (ii) an option to purchase 4,082 shares of common stock exercisable at $2.45 per share until December 15, 2006, automatically granted to each non-employee director under the 1995 Stock Option Plan.

(3) Does not include: (i) an option to purchase 1,042 shares of common stock exercisable $2.40 per share until December 15, 2005, automatically granted to each non-employee director under the 1995 Stock Option Plan on December 15, 1995 and (ii) an option to purchase 4,082 shares of common stock exercisable at $2.45 per share until December 15, 2006, automatically granted to each non-employee director under the 1995 Stock Option Plan;.

(4) 436,952 shares were issued to International Tasty Fries, Inc. in 1995 as consideration for a financing. Mr. Lambert is the President of International Tasty Fries and is a shareholder of that company. Does not include: (I) an option to purchase 1,042 shares of common stock exercisable at $2.40 per share until December 15, 2005, automatically granted to each non-employee director under the 1995 Stock Option Plan on December 15, 1995 and (ii) an option to purchase 4,082 shares of common stock exercisable at $2.45 per share until December 15, 2006, automatically granted to each non-employee director under the 1995 Stock Option Plan.

(5) Does not include 680 shares underlying an option exercisable at $2.45 per share until December 15, 2006, automatically granted to each non-employee director under the 1995 Stock Option Plan. Mr. Ziemer's option has been prorated to reflect the date he was appointed to the Board of Directors on October 4, 1996.

                              CERTAIN TRANSACTIONS

    In connection with the Subscription Agreement dated April 13, 1998 between the Company and Lancaster Investment Corp., the Company granted Whetstone Ventures, Inc. the right to name one of the five directors to the Board of Directors of Tasty Fries, Inc. Together with a previous right of appointment (from the April 1996 stock purchase agreement), Whetstone Ventures, Inc. may appoint two members to the Board of Directors of Tasty Fries, Inc.

    Except as described in this Prospectus, there are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

    In the normal course of business, we have engaged Louis Kelly, son of Edward
C. Kelly, President, to render certain legal services to the Company. We believe that the fees paid for these services were comparable to those which would have been paid to an attorney with no relationship with an officer of the Company.

                           DESCRIPTION OF SECURITIES

THE COMPANY

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.001 par value, of which 23,222,511 shares are issued and outstanding as of July 31, 1999. The Company has also authorized for issuance 5,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock"), of which no shares are issued and outstanding as of the date hereof.

COMMON STOCK

    Each outstanding share of Common Stock is fully paid and non-assessable. Holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders or consent in lieu thereof under Nevada General Corporation Law. The Common Stock does not carry any cumulative voting rights and, therefore, a majority of the outstanding Common Stock will be able to elect the entire Board of Directors and, if they do so, minority stockholders would not be able to elect any members to the Board of Directors.

    The Common Stock is not subject to redemption and carries no preemptive, subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. There are no outstanding options, warrants or rights to purchase shares of the Company's Common Stock other than as offered hereby and/or as referred to herein.

PREFERRED STOCK

    The relative rights, preferences, designations, rates, conditions, privileges, limitations, dividend rates, conversion rights, preemptive rights and terms of redemption, liquidation preferences and sinking terms thereof are to be determined by the Board of Directors, without any further vote or action by stockholders. The Board of Directors, without stockholder approval, may issue Preferred Stock in such series as it determines, with dividend rights, liquidation preferences or other rights that are superior to the rights of holders of Common Stock. The issuance of one or more series of Preferred Stock could adversely affect the voting power of the holders of the Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or a group to attain control of the Company. See "RISK FACTORS--PREFERRED STOCK AUTHORIZED FOR ISSUANCE".

WARRANTS

    As of January 31, 1999, the Company had 5,792,0052 warrants and options to purchase common stock outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

    As of July 31, 1999(assuming no exercise of options or warrants after that date), there were 23,222,511 shares of common stock outstanding. Of these,
including the shares sold this offering,       are freely tradable without
restriction under the Securities Act of 1933, as amended (the "Act"). The
remaining      shares will be "restricted shares" as that term is defined in
Rule 144 ("Restricted Shares") of the Act, Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 of the Act. Beginning 90 days from the date of this
Prospectus, approximately       shares will become eligible for sale in
compliance with Rule 144.

    In general, under the new provisions of Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period, a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four
(4) calendar weeks prior to such sale. Sales under Rule 144 require the filing of Form 144 with the Commission. If the shares of Common Stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. An "affiliate" of the Company is any person who directly or indirectly controls, is controlled by or is under common control with, the Company. Affiliates of the Company may include its directors, executive officers and persons, directly or indirectly owning 10% or more of the outstanding Common Stock. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market would likely have a material adverse effect on prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "RISK FACTORS--SHARES ELIGIBLE FOR FUTURE SALE" and "PLAN OF DISTRIBUTION".

                              CONCURRENT OFFERING

    Concurrently with this Offering of 4,200,000 shares of Common Stock, the Company is registering 2,300,000 of Common Stock for concurrent future sales by the Selling Securityholders.

                                 TRANSFER AGENT

    The Company's transfer agent for the Common Stock and Warrants is StockTrans, Inc. located at 7 East Lancaster Avenue, Ardmore, Pennsylvania 19003-2318; telephone number (610) 649-7300.

                              PLAN OF DISTRIBUTION

    This Offering is a "best-efforts" offering, and will not be underwritten nor will any underwriter be engaged for the marketing, distribution or sale of any shares registered hereby. We may sell shares from time to time in one or more transactions directly by us or, alternatively, we may offer the shares through dealer, brokers or agents, who may receive compensation in the form of concession or commissions. Any dealers, brokers or agents that participate in the distribution of shares may be deemed to be underwriters, and any profits on the sale of the shares by them and any discounts or commissions received by any such dealer, brokers or agents may be deemed to be underwriting discounts and commission under the Act.

    To the extent required at the time a particular offer of the shares is made, a supplement to this Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names or any underwriter, or dealers, the purchase price paid by any underwriter for the shares purchased, and any discounts commissions, or concessions allowed or re-allowed to dealers, including the proposed selling price to the public.

    To comply with the securities laws of certain jurisdictions, as applicable, the common stock maybe be offered and sold only through registered or licensed brokers or dealers. In addition, the common stock may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Beckman, Millman & Sanders, LLP Attorneys at Law, New York, New York.

                                    EXPERTS

    The financial statements of Tasty Fries, Inc. as of January 31, 1999 and 1998, have been included herein and in the Registration Statement in reliance upon the report of Schiffman Hughes Brown, independent public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Act with respect to the Shares offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information contained in the Registration Statement and the exhibits thereto on file with Commission pursuant to the Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Shares and Warrant Shares offered hereby, reference is made to the Registration Statement and such exhibits. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the company of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to the full text of such contract or document.

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Such reports and other information and the Registration Statement, including exhibits thereto, may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Commission's web site can be accessed at http://www.sec.gov.

                               TASTY FRIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1999, 1998 AND 1997
      AND FOR THE PERIOD OCTOBER 18, 1985 (INCEPTION) TO JANUARY 31, 1999

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Tasty Fries, Inc.

We have audited the accompanying balance sheets of Tasty Fries, Inc. (a development stage company) (formerly Adelaide Holdings, Inc.) as of January 31, 1999 and 1998, and the related statements of operations, stockholder's equity (deficiency), and cash flows for the years ended January 31, 1999, 1998 and 1997 and for the period from October 18, 1985 (inception) to January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tasty Fries, Inc. as of January 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended January 31, 1999, 1998 and 1997 and from October 18, 1985 (inception) to January 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses since its inception and has experienced liquidity problems. Unless the Company can continue to obtain financing from the issuance of common stock and/or through loans, substantial doubt arises about the Company's ability to continue as a going concern (Note 1). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Schiffman Hughes Brown
Blue Bell, Pennsylvania
March 30, 1999

                               TASTY FRIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                           JANUARY 31, 1999 AND 1998

                                                            1999          1998       JULY 31, 1999
                                                         -----------   -----------   -------------
                                                                                      (UNAUDITED)
                                              ASSETS
Current assets:
  Cash.................................................  $    66,394   $   380,136    $   183,879
  Vending machines.....................................      195,000        70,000        195,000
  Loans receivable, officers...........................                     30,377
  Prepaid expenses.....................................      123,313
                                                         -----------   -----------    -----------
    Total current assets...............................      384,707       480,513        378,879
                                                         -----------   -----------    -----------
Property and equipment, net of accumulated depreciation
  of $45,400 in 1999 and $33,595 in 1998...............       24,777        36,581         25,617
                                                         -----------   -----------    -----------
Other assets:
Loan costs, net of accumulated amortization of $107,026
  in 1999 and $28,074 in 1998..........................      129,831       208,782         90,355
                                                         -----------   -----------    -----------
                                                         $   539,315   $   725,876    $   494,851
                                                         ===========   ===========    ===========

                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable and accrued expenses................  $ 1,070,751   $   633,042    $ 1,866,924
                                                         -----------   -----------    -----------
Convertible notes payable..............................                  2,202,321
                                                                       -----------
Unearned revenue.......................................      261,000       376,000        220,000
                                                         -----------   -----------    -----------
Commitments and contingencies
Stockholders' equity (deficiency):
  Common stock, $.001 par value; authorized 25,000,000
    shares; issued and outstanding 17,995,606 shares at
    January 31, 1999 and 8,638,630 shares at January
    31, 1998...........................................       17,996         8,638         23,222
  Additional paid-in capital...........................   13,426,963     9,570,693     15,279,688
  Deficit accumulated in development stage.............  (14,237,395)  (12,064,818)   (16,894,983)
                                                         -----------   -----------    -----------
                                                            (792,436)   (2,485,487)    (1,592,073)
                                                         -----------   -----------    -----------
                                                         $   539,315   $   725,876    $   494,851
                                                         ===========   ===========    ===========

   The accompanying notes are an integral part of these financial statements

                               TASTY FRIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED JANUARY 31, 1999, 1998 AND 1997
      AND FOR THE PERIOD OCTOBER 18, 1985 (INCEPTION) TO JANUARY 31, 1999

                                                                                       SIX MONTHS ENDED
                           CUMULATIVE                                                      JULY 31,
                             SINCE                                                 -------------------------
                           INCEPTION        1999          1998          1997          1999          1998
                          ------------   -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)   (UNAUDITED)
Revenues................  $          0   $         0   $         0   $         0   $         0   $         0
                          ------------   -----------   -----------   -----------   -----------   -----------
Costs and expenses:
  Research, machine and
    product
    development.........     2,334,932       460,417       533,458       589,571        52,366       118,934
  Selling, general and
    administrative......     9,111,982     1,660,404     2,670,980     1,583,875     1,249,770     1,029,525
  Non-recurring
    compensation
    charge..............     1,031,250                   1,031,250
                          ------------   -----------   -----------   -----------   -----------   -----------
                            12,478,164     2,120,821     4,235,688     2,173,446     1,302,136     1,148,459
                          ------------   -----------   -----------   -----------   -----------   -----------
Net loss before other
  income (expense)......   (12,478,164)   (2,120,821)   (4,235,688)   (2,173,446)   (1,302,136)   (1,148,459)

Other income (expense):
  Interest income.......        21,274         1,354        10,892         9,028                       1,354
  Forfeited distributor
    deposits............        15,000
  Interest expense......      (575,755)      (53,110)     (459,104)       (7,842)       (8,952)      (46,493)
  Reacquired
    distributorships....                                                              (221,500)
  Litigation
    settlements.........    (1,219,750)                   (114,688)                 (1,125,000)
                          ------------   -----------   -----------   -----------   -----------   -----------
                            (1,759,231)      (51,756)     (562,900)        1,186    (1,355,452)      (45,139)
                          ------------   -----------   -----------   -----------   -----------   -----------
Net loss................  $(14,237,395)  $(2,172,577)  $(4,798,588)  $(2,172,260)  $(2,657,588)  $(1,193,598)
                          ============   ===========   ===========   ===========   ===========   ===========
Net loss per share of
  common stock..........  $      (1.14)  $      (.17)  $      (.78)  $      (.52)  $      (.14)  $      (.11)
                          ============   ===========   ===========   ===========   ===========   ===========
Weighted average shares
  outstanding...........                  12,518,419     6,128,198     4,200,642    19,462,404    10,525,092
                          ============   ===========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements

                               TASTY FRIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

                FOR THE PERIOD JANUARY 31, 1996 TO JULY 31, 1999

                                                             PAID                         TOTAL
                                                COMMON        IN          RETAINED     STOCKHOLDER
                                                STOCK       CAPITAL       EARNINGS       EQUITY
                                               --------   -----------   ------------   -----------
Balance, January 31, 1996....................  $ 3,850    $ 6,357,625   $ (5,093,970)  $ 1,267,505
Redemption of 730,000 post-split shares
  issued to Acumen Services, Ltd. in
  September 1995.............................     (730)    (2,091,270)                  (2,092,000)
Issued 1,455,000 post-split shares...........    1,455      1,506,045                    1,507,500
Issued 125,000 post-split shares for
  services...................................      125        324,875                      325,000
Net loss for the year ended January 31,
  1997.......................................                             (2,172,260)   (2,172,260)
                                               -------    -----------   ------------   -----------
Balance, January 31, 1997....................    4,700      6,097,275     (7,266,230)   (1,164,255)
Issuance of 1,500,000 post-split shares for
  non-recurring compensation.................    1,500      1,029,750                    1,031,250
Issuance of 167,083 post-split shares of
  restricted stock...........................      167         53,583                       53,750
Issuance of 955,000 post-split shares for
  services...................................      955      1,239,045                    1,240,000
Issuance of 43,750 post-split shares for
  litigation settlement......................       44         54,644                       54,688
Issuance of 700,000 post-split shares for
  convertible notes..........................      700        396,979                      397,679
Issuance of 452,772 post-split shares for
  repayment of notes payable.................      452        523,587                      524,039
Issuance of 120,000 post-split shares for
  repayment of notes payable
  officer/director...........................      120        175,830                      175,950
Net loss for the year ended January 31,
  1998.......................................                             (4,798,588)   (4,798,588)
                                               -------    -----------   ------------   -----------
Balance, January 31, 1998....................    8,638      9,570,693    (12,064,818)   (2,485,487)
Issuance of 2,251,307 shares.................    2,252      1,017,748                    1,020,000
Issuance of 5,586,150 shares for convertible
  notes......................................    5,586      2,196,735                    2,202,321
Issuance of 42,704 shares for interest on
  convertible notes..........................       43         26,385                       26,428
Issuance of 1,226,815 shares for services....    1,227        490,652                      491,879
Issuance of 250,000 shares for repurchase of
  distributorship............................      250        124,750                      125,000
Net loss for year ended January 31, 1999.....                             (2,172,577)   (2,172,577)
                                               -------    -----------   ------------   -----------
Balance, February 1, 1999....................   17,996     13,426,963    (14,237,395)     (792,436)
Issuance of 2,900,000 shares.................    2,900        797,100                      800,000
Issuance of 250,000 shares for litigation
  settlement.................................      250        124,750                      125,000
Issuance of 1,576,905 shares for service.....    1,576        681,375                      682,951
Issuance of 500,000 shares for repurchase of
  distributorship............................      500        249,500                      250,000
Net loss for six months......................                             (2,657,588)   (2,657,588)
                                               -------    -----------   ------------   -----------
Balance, July 31, 1999 (Unaudited)...........  $23,222    $15,279,688   $(16,894,983)  $(1,592,073)
                                               =======    ===========   ============   ===========

   The accompanying notes are an integral part of these financial statements

                               TASTY FRIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED JANUARY 31, 1999, 1998 AND 1997
      AND FOR THE PERIOD OCTOBER 18, 1985 (INCEPTION) TO JANUARY 31, 1999

                                                                                                           SIX MONTHS ENDED
                                               CUMULATIVE                                                       JULY 31
                                                 SINCE                                                 -------------------------
                                               INCEPTION        1999          1998          1997          1999          1998
                                              ------------   -----------   -----------   -----------   -----------   -----------
                                                                                                       (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
                                                                                                       $(2,657,588)
  Net loss..................................  $(14,237,395)  $(2,172,577)  $(4,798,588)  $(2,172,260)             $(1,1
  Adjustments to reconcile net loss to net
    cash used by operating activities:
    Depreciation and amortization...........       152,425        90,756        37,596         7,239       46,154         45,379
    Common stock issued for services........     3,748,015       491,879     2,299,411       325,000      682,951         57,000
    Common stock issued for litigation
      settlement............................       524,689                      54,689                    125,000
    Common stock issued for interest on
      convertible notes.....................        26,427        26,427                                                  26,427
    Common stock issued for repurchase of
      distributorships......................                                                              250,000
    Accrued interest on notes and
      convertible notes payable.............       398,577                     398,577
  Changes in assets and liabilities:
    Other assets............................      (318,313)     (248,313)        9,027        (9,027)     123,313       (151,970)
    Accounts payable and accrued expenses...     1,070,752       437,709      (249,035)      332,794      796,173        205,807
    Unearned revenue........................       386,000        10,000                      20,000      (41,000)
                                              ------------   -----------   -----------   -----------   -----------   -----------
Net cash used by operating activities.......    (8,248,823)   (1,364,119)   (2,248,323)   (1,496,254)    (674,997)    (1,010,955)
                                              ------------   -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of property and equipment........       (70,177)                    (22,827)                    (7,519)
  Loan costs................................      (236,856)                   (236,856)                        --
                                              ------------                 -----------                 -----------
Net cash used by investing activities.......      (307,033)                   (259,683)                    (7,519)
                                              ------------                 -----------                 -----------
Cash flows from financing activities:
  Proceeds from convertible notes payable...     2,600,000                   2,600,000
  Issuance of common stock..................     5,749,000     1,020,000        53,750     1,507,500      800,000        650,000
  Loan receivable, officers.................                      30,377        69,623       (50,000)
  Note payable, current.....................       193,250                     133,250        35,000                      30,377
  Officer/director note.....................        80,000                      30,000
                                              ------------   -----------   -----------   -----------   -----------   -----------
Net cash provided by financing activities...     8,622,250     1,050,377     2,886,623     1,492,500      800,000        680,377
                                              ------------   -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash.............        66,394      (313,742)      378,617        (3,754)     117,484       (330,578)
Cash, beginning balance.....................                     380,136         1,519         5,273       66,394        380,136
                                              ------------   -----------   -----------   -----------   -----------   -----------
  Cash, ending balance......................  $     66,394   $    66,394   $   380,136   $     1,519   $  183,878    $    49,558
                                              ============   ===========   ===========   ===========   ===========   ===========
Supplemental disclosure of cash flow
  information:
  Cash paid for interest....................  $     45,851                 $    10,500   $     1,363
                                              ------------                 -----------   -----------
Supplemental disclosures of non-cash
  financing activities:
  Issuance of common stock for services.....  $  3,748,015   $   491,879   $ 2,299,411   $   325,000   $  682,951    $    57,000
                                              ============   ===========   ===========   ===========   ===========   ===========
  Issuance of common stock for conversion of
    note payable............................  $  2,675,000   $ 2,202,321   $   397,679
                                              ============   ===========   ===========
  Issuance of common stock for repurchase of
    distributorship.........................  $    225,000   $   125,000                               $  250,000
                                              ============   ===========                               ===========
  Issuance of common stock for litigation
    settlement..............................  $    524,689                 $    54,689                 $  125,000
                                              ============                 ===========                 ===========
  Accrued interest on notes payable.........  $    398,577                 $   398,577
                                              ============                 ===========

   The accompanying notes are an integral part of these financial statements

                               TASTY FRIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                        JANUARY 31, 1999, 1998 AND 1997

1. DESCRIPTION OF BUSINESS:

    The Company is a development stage company since it has not completed designing, testing, and manufacturing its sole product, a vending machine that will cook and dispense french fries. The Company has incurred research and development costs from inception to January 31, 1999 totaling $2,334,932. The Company has received ten pre-production prototype machines primarily used for demonstrative and sales purposes, and it is anticipated that each machine can be sold for approximately $9,000. The Company is currently in the process of producing its first 25 machines, which are in process and included in vending machines at $125,000. The difference between the anticipated selling price and the cost to obtain the machines has been charged to research, machine and product development costs. From the corporation's date of inception, October 18, 1985, to date it has engaged in various business activities that were unprofitable. The Company had no significant revenues from operations from the sale of its french fry vending machine since inception and its ability to continue as a going concern is dependent on the continuation of financing to fund the expenses relating to successfully manufacturing and marketing the vending machine. Management is currently in negotiations with several funding sources to provide the working capital necessary to: (i) begin commercial production of the machines, and (ii) bring them to market, at which time the Company believes that sufficient cash will be generated to support its operations. Although management cannot assure the ultimate success of the above plan, it is reasonably confident that it will enable the Company to continue its business and grow modestly.

2. SIGNIFICANT ACCOUNTING POLICIES:

    Property and equipment:

    Property and equipment are carried at cost. Depreciation is calculated using the straight-line method over their estimated useful lives ranging from 3 to 7 years. Depreciation expense for January 31, 1999, 1998 and 1997 was $11,805, $9,522, and $7,239, respectively. Depreciation expense for the six months ended July 31, 1999 and 1998 was $6,678 and $5,902, respectively.

    Intangibles:

    Intangibles, consisting of loan costs, are being amortized on a straight-line basis over three years.

    Research, machine and product development:

    Research and development costs consist of expenditures incurred by the Company during the course of planned search and investigation aimed at the discovery of new knowledge which will be used to develop and test a vending machine and potato product for the formation of french fries. Research and development costs also include costs for significant enhancements or improvements to the machine and/or potato product. The Company expenses all such research and development costs as they are incurred.

    Unearned revenue:

    Represents monies received for distribution rights of the vending machines, which the Company is still in the process of developing and testing. The Company records these monies as unearned revenue upon receipt. These deferrals will be recognized as income over the life of the machine upon commercial production of machines or upon forfeiture by distributors as a result of breach of contract.

                               TASTY FRIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                        JANUARY 31, 1999, 1998 AND 1997

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

Since commercial production of the machine has not commenced, the unearned revenue is classified as a non-current liability.

    Use of estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in its financial statements and accompanying notes. Actual results could differ from those estimates.

    Concentration of credit risk:

    The Company occasionally maintains deposits in excess of federally insured limits. The risk is managed by maintaining all deposits in high quality financial institutions.

    Earnings per share:

    In March 1997, the FASB issued SFAS No. 128, EARNINGS PER SHARE. The statement requires the Company to disclose both basic earnings per share and diluted earnings per share for annual and interim periods ending after December 15, 1997. Basic net income per share is based on the weighted average number of common shares outstanding, while diluted net income per share is based on the weighted average number of common shares and common share equivalents that would arise from the exercise of options and warrants or conversion of convertible securities. The Company incurred losses from operations in 1999, 1998 and 1997; therefore, basic and diluted earnings per share have been computed in the same manner since the exercise of warrants and the conversion of the convertible notes payable would be antidilutive.

3. VENDING MACHINES:

    Vending machines are carried at the lower of cost or market. During the year ended January 31, 1995, the Company paid to Premier, $246,600, for the production of ten preproduction machines. In the year ended January 31, 1995, the Company charged $176,600 to research and development expense.

    During the year ended January 31, 1999, the Company paid various third parties $264,782 for the production of the first 25 commercial machines. Of the amount paid, the Company charges $139,782 to research and development expense.

4. LOANS RECEIVABLE, OFFICERS:

    In May 1995, an officer borrowed $50,000 from the Company. The loan was repaid, along with interest at 10% per annum, in accordance with a payment plan over the current and past fiscal years. The balance due the Company at January 31, 1999 and 1998 was $--0- and $24,747, respectively.

    In August, 1996, another officer borrowed $50,000 from the Company. This loan was repaid, along with interest at 10% per annum, in accordance with a payment plan over the current and past fiscal years. The balance due the Company at January 31, 1999 and 1998 was $--0- and $5,630, respectively.

                               TASTY FRIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                        JANUARY 31, 1999, 1998 AND 1997

5. NOTES PAYABLE:

    An unsecured note from a shareholder, which bears interest at the rate of 8% per annum, was due June 4, 1993 but was extended indefinitely. The Company issued to the noteholder, options for 400,000 pre-split shares of its common stock on December 22, 1994, with an exercise price of $.35 per share. The Company issued 180,000 and 90,000 pre-split shares of its common stock on December 22, 1994 and May 4, 1995, respectively, to the noteholder in addition to paying $30,600 on May 5, 1995. This payment of $30,600 on May 5, 1995 includes a principal payment of $25,000 and interest covering the period June, 1992 to March, 1995 in the amount of $5,600. The 180,000 and 90,000 pre-split shares were issued as consideration for indefinitely extending the repayment and recorded as a financing expense, which is included in selling, general and administrative expense. In October, 1997, the Company issued 90,547 post-split shares of its common stock in satisfaction of this debt, including interest. The balance at January 31, 1998 was $0.

    In November, 1996, an unrelated third party advanced the Company $35,000. This advance bears no interest and repayment is due on demand. The Company repaid $20,000 in March, 1997; $7,000 in May, 1997; and $8,000 in June, 1997.

    In March 1997, the Company received $282,000 in proceeds from loans made to the Company by nine individuals, including two directors of the Company (one of whom is also an officer). The principal and interest due was repaid to these individuals in the form of restricted stock in October 1997. The total number of post-split shares issued was 482,044.

6. NOTE PAYABLE, OFFICER/DIRECTOR:

    Represents the unsecured note from a former officer/director of the Company, which bears interest at the rate of 8% per annum and is due and payable on demand. The Company reduced this note to $50,000 with a principal payment of $79,947 on May 1, 1995. In addition to the principal payment on May 1, 1995, the Company also paid interest in the amount of $9,576. In April 1997, the Company paid $59,000 in satisfaction of this note.

7. CONVERTIBLE NOTES PAYABLE:

    In June, 1997, the Company received $1,000,000 in exchange for notes convertible into the Company's common stock. Pursuant to the terms of the financing, the Company issued 1,142,857 shares of common stock to be held in escrow, pending the potential conversion of notes. In September, 1997, the note holders converted an aggregate of $397,679 of principal into 700,000 shares of common stock. In November, 1997, the Company issued an additional 380,000 shares of common stock to be held in escrow for potential conversion of notes. As of January 31, 1998, the aggregate outstanding principal balance of the convertible notes is $602,321. The remaining 822,857 shares of common stock in escrow are not deemed to be outstanding as of January 31, 1998. In February 1998, an additional 444,000 shares of common stock were issued into escrow, pending conversion of the notes. During the year ended January 31, 1999, the Company issued 1,480,280 shares of common stock in satisfaction of the remaining $602,321 of convertible notes.

    In November, 1997, in a separate transaction, the Company received $1,600,000 in exchange for notes convertible into the Company's common stock. Pursuant to the terms of the financing, the

                               TASTY FRIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                        JANUARY 31, 1999, 1998 AND 1997

7. CONVERTIBLE NOTES PAYABLE: (CONTINUED)

Company issued 2,400,000 shares of common stock to be held in escrow, pending the potential conversion of notes. As of January 31, 1998, the aggregate outstanding principal balance of the convertible notes is $1,600,000. The 2,400,000 shares of common stock in escrow are not deemed to be outstanding as of January 31, 1998. In February 1998, an additional 960,000 shares of common stock were issued into escrow, pending conversion of the notes. During the year ended January 31, 1999, the Company issued 4,105,870 shares of common stock in satisfaction of these convertible notes.

8. UNEARNED REVENUE:

    Represents monies received for distribution rights of the vending machines, which the Company is still in the process of developing and testing. Also includes monies received as deposits on machines in production. The Company records these monies as unearned revenue upon receipt.

    During the year ended January 31, 1999, the Company issued 250,000 shares of common stock to reacquire an existing distributorship valued at $125,000. The Company also received during the year $10,000 as a deposit on some of the machines in production.

9. COMMITMENTS AND CONTINGENCIES:

    During the years ended January 31, 1999, 1998 and 1997, the Company paid $43,314, $49,284, and $28,997, respectively, for the rental of office space. The Company's current lease commitments total approximately $3,628 per month until May 31, 1999.

10. ISSUANCE OF COMMON STOCK:

    The Company issued an aggregate of 5,226,905 shares during the six months ended July 31, 1999. 2,900,000 shares were sold in private placements by the Company, 1,576,905 shares were issued in payment of services, 250,000 shares were issued for litigation settlement and 500,000 shares were issued for repurchase of distributorships.

    After the return to treasury of a total of 287,500 shares, an aggregate of 9,356,976 shares were issued during the year ended January 31, 1999. The following shares were issued during the year: 2,251,307 shares were sold in private placements by the Company; 5,628,854 shares were issued pursuant to the terms of the Company's convertible note financing (this figure includes shares issued for interest on the notes); 1,226,815 shares were issued in payment of services; 250,000 shares were issued as consideration for the re-acquisition of an existing distributorship.

    An aggregate of 3,938,605 shares were issued during the year ended
January 31, 1998, including: 1,500,000 shares issued to Edward Kelly as a one-time, non-recurring compensation event; 3,922,857 shares issued into escrow, pursuant to the June and November, 1997 convertible notes financing; 572,772 shares issued for repayment of notes payable (including notes payable to officers/director); 167,083 shares issued in private placements of restricted common stock; 955,000 shares were issued as payment for services; 43,750 shares issued for settlement of litigation. 3,222,857 of the aggregate 3,922,857 shares issued into escrow pursuant to the June and November, 1997 financing remain in escrow and are not deemed to be outstanding as of January 31, 1998 (see
Note 7).

                               TASTY FRIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                        JANUARY 31, 1999, 1998 AND 1997

10. ISSUANCE OF COMMON STOCK: (CONTINUED)

    The total shares issued during the year ended January 31, 1997 were 1,580,000 post-split shares; 1,455,000 post-split shares were sold in private placements by the Company and 125,000 post-split shares were issued in payment for consulting and legal services.

    Subsequent to January 31, 1999, the Company has issued additional shares and warrants to purchase common stock to various parties as payment for services rendered. The Company intends to continue this practice when appropriate.

11. LITIGATION:

CALIFORNIA FOOD AND VENDING LITIGATION

    On August 17, 1998, California Food and Vending, Inc. ("CFV") filed a multi-count lawsuit in the United States District Court for the Central District of California against the Company. CFV asserted, in essence that Tasty Fries and its Chief Executive Officer, Edward C. Kelly breached the terms of the settlement reached with it in the prior litigation by failing to sell distributorships, failing to accede to CFV's to maintain its option at the pre-reverse split level notwithstanding the fact that the Company's stock went through a reverse split after the settlement and misrepresenting the Company's condition at the time of the settlement. CFV's First Amended Complaint was dismissed with leave to amend only some of the counts. It is the opinion of the Company's counsel that CFV's law suit lacks merit and that the Company will prevail.

    In February, 1995, the Company reached a settlement agreement with CFV, which supersedes an arbitration award from October 1994 granted in CFV's favor that resulted from an agreement between the two parties. In addition to a one-time cash payment, the settlement agreement provides for: (i) payment to CFV of a royalty per machine sold consisting of $350 per machine for the first 500 machines sold and 35% of the gross profit for machines sold thereafter, up to a limit of $500 per machine; (ii) payment to CFV of a royalty consisting of $.25 for each pound of potato product sold; (iii) issuance of an option to CFV for the purchase of 100,000 shares of the Company's common stock at an exercise price of $2.00 per share through February 1, 1999; and (iv) CFV shall receive an aggregate of $2,000,000 payable from 50% of all domestic and international gross distribution fees until paid in full and thereafter 25% of all international distribution fees. The royalties, fees, and profits payable in the future to CFV could become material, but there is no way to assign a dollar figure to this payable since it will be based on future Company sales. These royalties will be expensed by the Company when incurred.

PRIZE FRIES LITIGATION--DISMISSED, ON APPEAL

    On August 28, 1996, the Company, Edward C. Kelly and Premier Design, Ltd., were added as defendants to a civil law suit in the Riverside County Branch of the Superior Court of the State of California brought by Prize Fries, Inc., William Bartfield and Larry Wirth. The suit also named as defendants approximately 25 other parties, all allegedly involved, in some manner, in the pursuit of the french fry vending machine concept and/or business. The case was removed to Federal Court. The Company successfully moved for dismissal of the claim on behalf of itself and Mr. Kelly; the case was dismissed on June 2, 1997. The plaintiffs are appealing the dismissal.

                               TASTY FRIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                        JANUARY 31, 1999, 1998 AND 1997

12. COMMON STOCK OPTION PLAN:

    The Company adopted incentive and nonqualified stock option plans for employees effective as of September 18, 1995. The plan also provides for stock options to be issued to non-employee directors based upon a formula set forth in the document. The incentive stock option plan is intended to qualify under
Section 422 of the Internal Revenue Code. Under the terms of the plan, options to purchase common stock are granted at not less than the estimated fair market value at the date of the grant and are exercisable during specified future periods. There were no options granted as of January 31, 1999, 1998 or 1997 to any executive officers, but non-employee directors received options as of January 31, 1997 to purchase an aggregate of 12,926 shares of common stock, at an exercise price of $2.45 per share.

    Adoption of SFAS 123 by the Company would require an expense of $30,000 in 1997 as director's fees to be accrued for the 12,246 options at the fair value of $2.45 on grant date.

13. PREFERRED STOCK:

    On July 29, 1991, the Board of Directors authorized 5,000,000 shares of preferred stock at a par value of $.001 per share. No shares of preferred stock were issued as of January 31, 1999, 1998, and 1997, respectively.

14. OPTIONS AND WARRANTS ISSUED AND OUTSTANDING:

    As of January 31, 1999 and 1998, the Company had 5,792,052 and 4,292,052 warrants and options, respectively, to purchase common stock outstanding.

15. APRIL 1998 FINANCING:

    In April 1998, the Company entered into an agreement to receive $1,500,000 in proceeds from the sale of restricted stock to a U.S. corporation. The Company issued 3,000,000 shares of common stock as consideration for the investment. The Company also issued warrants to purchase 1,500,000 shares of common stock at an exercise price of $1.90; the warrants expire April 12, 2001. The Company also issued 150,000 shares of restricted stock as a commission on the transaction. The Company and the investor have entered into an escrow agreement for this transaction and all of the shares were issued into escrow, pending funding. As of January 31, 1999, $800,000 of the $1,500,000 in proceeds has been received by the Company and 1,600,000 of the 3,000,000 shares of restricted common stock held in escrow have been released to the investor. The balance of funds due is anticipated to be received by January 31, 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING BEING MADE HEREBY NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................       3
SELECTED FINANCIAL DATA...............       4
RISK FACTORS..........................       5
USE OF PROCEEDS.......................       9
DIVIDEND POLICY.......................       9
CAPITALIZATION........................       9
DILUTION..............................       9
MANAGEMENT'S DISCUSSION AND
  ANALYSIS--PLAN OF OPERATION.........      11
BUSINESS..............................      12
PROPERTIES............................      18
MARKET FOR COMMON EQUITY..............      19
MANAGEMENT............................      20
EXECUTIVE COMPENSATION................      21
PRINCIPAL SECURITYHOLDERS.............      23
CERTAIN TRANSACTIONS..................      25
DESCRIPTION OF SECURITIES.............      25
CONCURRENT OFFERING...................      26
PLAN OF DISTRIBUTION..................      26
LEGAL MATTERS.........................      27
EXPERTS...............................      27
ADDITIONAL INFORMATION................      27
INDEX TO FINANCIAL STATEMENTS.........     F-1

    UNTIL            , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                4,200,000 SHARES

                               TASTY FRIES, INC.

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             (Alternate Page for Selling Securityholder Prospectus)

             SUBJECT TO COMPLETION, DATED                   , 1999

PROSPECTUS

                               TASTY FRIES, INC.

    2,300,000 shares of Common Stock of Tasty Fries, Inc. (the "Company") are being sold by certain security holders of the Company (the "Selling Securityholders"). The Company will not receive any proceeds from the sale of the shares by the Selling Securityholders.

    Shares may be offered by Selling Securityholders from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at a time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling shares directly to purchasers or through broker dealers who may act as agents or principals. Such broker dealers may receive compensation in the form of discounts, concessions or commission from the Selling Securityholders and/or the purchasers of the Selling Securityholders' shares for whom they may sell as principals or both (which compensation as to a particular broker dealer might be in excess of customary commissions).

    The Securities Act of 1933, as amended may impose liability on Selling Securityholders or any broker/dealer who may be used by the Selling Securityholders for violations of federal securities laws. If the registration statement contains untrue statements or omissions of material facts, liability may be imposed on the Selling Securityholders or any broker/dealer used by the Selling Security Holder and/or the broker/dealer.

    On the date of this Prospectus, a registration statement under the Securities Act of 1933 as amended with respect to a self-underwritten offering of 4,200,000 shares of Common Stock was declared effective by the Securities and Exchange Commission.

    Our Common Stock is traded on the OTC Bulletin Board under the symbol
"TFRY". On January   , 2000, the closing bid price of our Common Stock as
reported on the OTC Bulletin Board was $     .

    THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is

             (ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS)

                               SECURITIES OFFERED

Securities Registered................  2,300,000 shares of Common Stock. See "Selling
                                       SecurityHolders and Plan of Distribution."

Risk Factors.........................  This offering involves a high degree of risk. See "Risk
                                       Factors."

                                       B

             (Alternate Page for Selling Securityholders Prospectus

               SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION

            shares of Common Stock are being registered by this Prospectus on
behalf of the beneficial owners thereof.         shares of Common Stock was
issued to Premier in satisfaction of the Company's obligation to Premier in December, 1999 to fund 50% of the development costs for the machine. Upon delivery of the shares to Premier, the Company received a 50% interest in the
patent protecting the Machine.         shares were issued to         investors
in connection with the conversion of convertible notes issued to the investors in November, 1999. The Company has agreed to bear all expenses (other than underwriting or selling expenses), in connection with the registration of the shares.

    The Selling Securityholders have advised the Company that sales of the Common Stock may be effected from time to time by themselves in transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or negotiated prices. The Selling Securityholders may effect such transaction by selling Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concession or commissions from the Selling Securityholders or the purchasers of the shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principles, or both (which compensation as to a particular broker-dealer must be in excess of customary commissions).

    The Selling Securityholders, and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. Sales of shares of Common Stock by the Selling Securityholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

    We are registering the shares of Common Stock offered in this Prospectus with the Securities and Exchange Commission to permit secondary trading. As a result, the Selling Securityholders may offer all or part of the shares for resale to the public at any time. The Company will not receive any proceeds from the sale of shares by the Selling Securityholders.

    The following table sets forth as of the date hereof certain information with respect to the persons for whom the Company is registering the shares. None of the persons has held any position or office with the Company within the past three years, other than Christopher Plunkett who resigned as Executive Vice President in June of 1998.

                                               BENEFICIAL OWNERSHIP               BENEFICIAL OWNERSHIP
                                                PRIOR TO OFFERING                    AFTER OFFERING
                                               --------------------    SHARES     --------------------
NAME OF SELLING SECURITYHOLDER                  SHARES     PERCENT     OFFERED     SHARES     PERCENT
------------------------------                 ---------   --------   ---------   ---------   --------
Edw. C. Kelly, Jr............................    255,000                255,000           0        0
Thom. M. Monaghan............................     75,000                 75,000           0        0
Frank R. Monaghan............................     90,000                 90,000           0        0
Christopher Plunkett.........................    400,000                150,000           0        0
USIS International...........................
Capital Corp.................................  1,000,000              1,000,000           0        0
Premier Design, Ltd..........................    700,000                700,000           0        0

             (ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS)

                                 LEGAL MATTERS

    The validity of the shares offered hereby will be passed upon for the Company by Beckman, Millman & Sanders, LLP, attorneys at law, New York, New York.

                                    EXPERTS

    The financial statements of Tasty Fries, Inc. as of January 31, 1999 and 1998, have been included herein and in the Registration Statement in reliance upon the report of Schiffman Hughes Brown, independent public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                       D

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING BEING MADE HEREBY NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................       3
SELECTED FINANCIAL DATA...............       4
RISK FACTORS..........................       5
USE OF PROCEEDS.......................       9
DIVIDEND POLICY.......................       9
CAPITALIZATION........................       9
DILUTION..............................       9
MANAGEMENT'S DISCUSSION AND
  ANALYSIS--PLAN OF OPERATION.........      11
BUSINESS..............................      12
PROPERTIES............................      18
MARKET FOR COMMON EQUITY..............      19
MANAGEMENT............................      20
EXECUTIVE COMPENSATION................      21
PRINCIPAL SECURITYHOLDERS.............      23
CERTAIN TRANSACTIONS..................      25
DESCRIPTION OF SECURITIES.............      25
CONCURRENT OFFERING...................      26
PLAN OF DISTRIBUTION..................      26
LEGAL MATTERS.........................      27
EXPERTS...............................      27
ADDITIONAL INFORMATION................      27
INDEX TO FINANCIAL STATEMENTS.........     F-1

    UNTIL            , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,300,000 SHARES

                               TASTY FRIES, INC.

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article XVI of the Company's Articles of Incorporation, as amended, provides that no director or officer shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada General Corporation Law ("NRS"). The provisions hereof shall not apply to or have any effect on the liability of any officer or director of the Company for or with respect to any acts or omissions of such person occurring prior to such amendment on July 29, 1991.

    The NRS provide for indemnification where a person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in right of a corporation), by reason of fact he is or was a Director, Officer, employee or agent of a corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal action or proceeding, had no reasonable cause to believe his conduct unlawful. Lack of good faith is not presumed from settlement or nolo contendere plea. Indemnification of expenses (including attorneys' fees) allowed in derivative actions except in the case of misconduct in performance of duty to the corporation unless the Court decides indemnification is proper. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). Determination that the person to be indemnified met applicable standards of conduct, if not made by the Court, is made by the Board of Directors by majority vote of a quorum consisting of the Directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay unless it shall ultimately be determined that he is entitled to be indemnified by the corporation. The Corporation may purchase indemnity insurance.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (TO BE AMENDED)

SEC Filing Fee..............................................  $   601
NASD Filing Fee*............................................  $   700
Transfer Agent Fee*.........................................  $   750
Printing Costs (including stock certificates)*..............  $ 3,349
Legal fees and expenses*....................................  $50,000
Accounting fees and expenses*...............................  $10,000
Blue Sky fees and expenses*.................................  $     0
                                                              -------
      TOTAL.................................................  $65,400
                                                              =======

------------------------

*   Indicates expenses that have been estimated for the purpose of this filing.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    The following securities were sold by the Company within the past three
(3) years and prior to the date of filing of this Registration Statement. There were no underwriting discounts or commissions paid in connection with the issuance of any of these securities.

    In March, 1997, the Company issued 63,750 shares of its common stock for services and settlement of litigation

    In June, 1997, pursuant to Regulation S of the Act, the Company received an aggregate of $1,000,000 from three investors in exchange for its convertible notes. The notes were subsequently converted into 5,586,150 shares of the Company's common stock.

    Also in June, 1997, the Company issued 100,000 shares of its common stock as a commission in connection with the private placement of its securities.

    In September 1997, the Company received $100,000 in connection with the sale of 133,000 shares of its common stock to an investor.

    Also in September 1997, the Company issued 1,500,000 shares of its common stock to its President and Chairman for services rendered.

    Also in September, 1997 and October 1997, the Company issued 280,000 shares of its common stock as a commission in connection with the private placement of its securities.

    In October 1999, the Company issued 90,594 shares of its common stock in re-payment of a loan to the Company.

    In November, 1997, pursuant to Regulation S of the Act, the Company received an aggregate of $1,600,000 from six investors in exchange for its convertible notes. The notes were subsequently converted into 5,586,150 shares of the Company's common stock.

    In October and November 1997, the Company issued 825,000 shares of its common stock for consulting services.

    Between November 1997 and January 1998, the Company issued 46,250 shares of its common stock to 2 investors against payment of $46.25.

    In February, 1998, the Company issued 462,500 shares of its common stock for services rendered.

    In April, 1998, the Company issued 250,000 of its common stock in connection with the re-purchase of an exclusive distributorship.

    During May and June, 1998, the Company received $650,000 in connection with the sale of 1,300,000 shares of its common stock to an investor.

    In September 1998, the Company received $100,000 in connection with the sale of 200,000 shares of its common stock to 2 investors.

    In October 1998, the Company received $130,000 in connection with the sale of 325,000 shares of its common stock to 3 investors.

    In September and October, 1998, the Company issued (or agreed to issue) 544,315 shares of its common stock for services rendered

    Between November, 1998 and January, 1999 the Company received $140,000 in connection with the sale of 426,307 shares of its common stock to 3 individuals and an investment company.

    In January, 1999 the Company issued 470,000 shares of its common stock for services rendered.

    Between March and April 1999, the Company received $600,000 in connection with the sale of 1,900,000 shares of its common stock to 4 investors.

    In March 1999, the Company issued 300,000 shares of its common stock for services rendered.

    In the quarter ending July 31, 1999, the Company issued 1,001,000 shares of its common stock to an investor for $201,000; 1,898,580 shares for services rendered; 374,750 shares in settlement of litigation and 749,500 shares for the repurchase of exclusive distributorships.

    In November 1999, the Company received $250,000 in exchange for its 6%
convertible notes. The notes were subsequently converted into    shares of
common stock.

    Unless otherwise indicated, the sales set forth above are claimed to be issued pursuant to registration statements filed under Form S-8 or exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering, because (i) said transactions involved the issuance and sale by the Company of securities to financially sophisticated individuals who at the time of purchase were fully aware of the Company's activities, as well as its business and financial condition, (ii) there was no advertising for or general solicitation of investors, and (iii) when said securities were acquired for investment purposes, investors understood the ramifications of same. All certificates representing the shares issued by the Company as set forth herein, which are currently outstanding, have been properly legended.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         3.0            Articles of Incorporation, as amended*

         3.1            Articles of Amendment to Articles of Incorporation of Tasty
                        Fries, Inc. dated December 16, 1996 changing the authorized common shares and the par value*

         3.2            By-Laws*

         4.0            Form of Warrant Agreement*

         5.0 Opinion of Beckman, Millman & Sanders, LLP as to the legality of the securities being registered for sale**

        10.0 Employment Agreement dated as of October 1, 1994 by and between Tasty Fries, Inc. and Edward C. Kelly*

        10.1            Amendment to Employment Agreement between Tasty Fries, Inc.
                        and Edward C. Kelly, effective as of May 1, 1995*

        10.2            Forrest Financial Corporation Vendor Agreement, as amended, dated November 20, 1996 with Tasty Fries, Inc.*

        10.3            Manufacturing Agreement between Tasty Fries, Inc. and S&H
                        Electronics, Inc. dated August 22, 1996**

        10.4            1995 Stock Option Plan*

        10.5            Stock Purchase Agreement between Whetstone Ventures
                        Corporation, Inc. and Tasty Fries, Inc. dated April 30,
                        1996*

        10.6            Agreement between the Company and Whetstone Ventures
                        Corporation, Inc. dated April 30, 1996*

        10.7            Distribution Agreements*

        23.0            Consent of Schiffman Hughes & Brown**

        24.1            Consent of Beckman, Millman & Sanders, LLP (included in
                        Exhibit 5.0)**

------------------------

*   Previously filed

**  To be filed by amendment

ITEM 28. UNDERTAKINGS.

    The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

        (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Company pursuant to Rule 424(b)(i) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (5) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned in the City of Blue Bell, State of Pennsylvania, on December 9, 1999.

                                                       TASTY FRIES, INC.

                                                       By   /s/ EDWARD C. KELLY
                                                            -----------------------------------------
                                                            Edward C. Kelly,
                                                            CHIEF EXECUTIVE OFFICER AND PRINCIPAL
                                                            FINANCIAL OFFICER

    In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
             /s/ EDWARD C. KELLY               President, Chief Executive
    ------------------------------------         Officer, Treasurer, and Chairman   December 9, 1999
               Edward C. Kelly                   of the Board

           /s/ LEONARD J. KLARICH              Executive Vice President,
    ------------------------------------         Secretary and Director             December 9, 1999
             Leonard J. Klarich

             /s/ JURGEN A. WOLF                Director
    ------------------------------------                                            December 9, 1999
               Jurgen A. Wolf

               /s/ IAN LAMBERT                 Director
    ------------------------------------                                            December 9, 1999
                 Ian Lambert

             /s/ KURT R. ZIEMER                Director
    ------------------------------------                                            December 9, 1999
               Kurt R. Ziemer